EXHIBIT 10.52


                                LICENSE AGREEMENT


                                 by and between


                    HARD ROCK CAFE INTERNATIONAL (USA), INC.


                                       and


                           FULL HOUSE MISSISSIPPI, LLC




                         Dated: as of November 18, 1998

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                                TABLE OF CONTENTS

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RECITALS..........................................................................................................1

TERMS AND CONDITIONS..............................................................................................1

SECTION 1.          DEFINITIONS AND INTERPRETATION................................................................1
                    (A)    Definitions............................................................................1
                    (B)    Scope of Terms.........................................................................9
                    (C)    Reference Terms........................................................................9
                    (D)    Other Agreements.......................................................................9

SECTION 2.          GRANT; SCOPE.................................................................................10
                    (A)    Grant.................................................................................10
                    (B)    Scope.................................................................................10
                    (C)    Reserved Rights.......................................................................10
                    (D)    Restrictions..........................................................................10

SECTION 3.          TERM; EXTENSION OF TERM......................................................................11
                    (A)    Initial Term..........................................................................11
                    (B)    Renewal Term..........................................................................11
                    (C)    Early Termination.....................................................................11

SECTION 4.          COMPENSATION TO LICENSOR.....................................................................12
                    (A)    Territory Fee.........................................................................12
                    (B)    Continuing Fees.......................................................................12
                    (C)    Payment of Fees.......................................................................12
                    (D)    Licensor Payment......................................................................12
                    (E)    Late Payments.........................................................................13
                    (F)    All Fees Are Nonrefundable............................................................13

SECTION 5.          DEVELOPMENT/OPERATION OF HOTEL/CASINO........................................................13
                    (A)    Licensee Responsible for Development..................................................13
                    (B)    Site Review and Approval Rights.......................................................15
                    (C)    Financing.............................................................................16
                    (D)    Approval Rights.......................................................................16
                    (E)    Additional Approvals..................................................................17
                    (F)    Design Consultants....................................................................17
                    (G)    Disputes..............................................................................18
                    (H)    Advisory Services.....................................................................18
                    (I)    Licensor May Delegate Duties..........................................................19
                    (J)    Hard Rock Representative..............................................................19
                    (K)    Licensor Only an Advisor..............................................................19
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                    (L)    Pre-Opening Program...................................................................19
                    (M)    Opening Date..........................................................................19
                    (N)    Limitations of Prior Approvals........................................................20
                    (O)    Ancillary Agreements..................................................................20
                    (P)    Hotel Manager.........................................................................20
                    (Q)    Sale of Securities....................................................................20

SECTION 6.          LEASE........................................................................................21
                    (A)    Lease of Licensed Location............................................................21
                    (B)    Lease Terms and Conditions............................................................21

SECTION 7.          PERSONNEL....................................................................................21
                    (A)    Appointment of General Manager........................................................21
                    (B)    Training of Management Personnel......................................................21
                    (C)    Training Completed....................................................................21
                    (D)    Training of Replacement Managing Personnel............................................21
                    (E)    Full Staffing; Additional Training....................................................21

SECTION 8.          ADVERTISING..................................................................................22
                    (A)    Advertising Prior to Opening Date.....................................................22
                    (B)    Advertising After Opening Date........................................................22
                    (C)    Annual Marketing Plans................................................................22
                    (D)    Cooperation with Licensor's Advertising Campaigns.....................................22
                    (E)    Cooperation with Licensor.............................................................22
                    (F)    Global Advertising Fund...............................................................23
                    (G)    No Donations or Contributions.........................................................23
                    (H)    Prior Approval of Advertising Materials...............................................23
                    (I)    Approval of Other Advertising.........................................................23
                    (J)    Licensee's Cross Promotions...........................................................24
                    (K)    Internet..............................................................................24

SECTION 9.          STANDARDS OF QUALITY AND OPERATION...........................................................25
                    (A)    Operation of Hotel/Casino Must Meet Quality Standards.................................25
                    (B)    Licensee's Obligations................................................................25
                    (C)    Operating Coordinator.................................................................27
                    (D)    Reserve Fund..........................................................................27
                    (E)    Gaming................................................................................27
                    (F)    Quality Notices.......................................................................28

SECTION 10.         ADDITIONAL COVENANTS OF LICENSEE.............................................................28
                    (A)    Keep Hotel/Casino Open; Obtain and Maintain Necessary Permits.........................28
                    (B)    Attend Conferences....................................................................29
                    (C)    Reasonable Efforts Required...........................................................29
                    (D)    Maintenance of Hotel/Casino...........................................................29
                    (E)    Participation in Charitable Causes....................................................29
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                    (F)    Payment of Taxes and Other Indebtedness...............................................29
                    (G)    Use of Approved Signage...............................................................29
                    (H)    Appearance and Demeanor of Personnel..................................................29
                    (I)    Atmosphere............................................................................30
                    (J)    Permits to Effect Payments............................................................30
                    (K)    Compensation to Personnel of Licensor.................................................30
                    (L)    Software Systems......................................................................30
                    (M)    Franchise Laws and Regulations........................................................30

SECTION 11.         PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED RIGHTS.........................................30
                    (A)    Licensed Rights Exclusive Property of Licensor........................................30
                    (B)    Licensee Has No Right of Ownership in Licensed Rights.................................31
                    (C)    Licensee Will Not Challenge Licensor's Ownership of the Licensed Rights...............31
                    (D)    Licensee to Cooperate Where Requested.................................................31
                    (E)    Licensee's Duties.....................................................................31
                    (F)    Hotel/Casino Name.....................................................................31
                    (G)    Licensee's Duties.....................................................................31
                    (H)    Licensee's Duties Regarding Infringement..............................................32
                    (I)    Licensor's Exclusive Rights...........................................................33

SECTION 12.         ACCOUNTING RECORD; RIGHT TO INSPECT..........................................................33
                    (A)    Reporting Requirements................................................................33
                    (B)    Licensee's Books and Records Available to Licensor....................................34
                    (C)    Licensor's Right to Audit.............................................................34
                    (D)    Record Retention; Delivery to Licensor................................................34
                    (E)    Operating Equipment...................................................................35

SECTION 13.         REQUIRED INSURANCE...........................................................................35
                    (A)    Coverage..............................................................................35
                    (B)    Insurance Carriers; Evidence of Coverage..............................................36
                    (C)    Defense of Claims.....................................................................36
                    (D)    Licensor's Rights.....................................................................37

SECTION 14.         TERMINATION..................................................................................37
                    (A)    Termination by Licensor...............................................................37
                    (B)    Termination by Licensee...............................................................39

SECTION 15.         LICENSEE'S OBLIGATIONS UPON TERMINATION OR EXPIRATION........................................40
                    (A)    Termination of Use of Licensed Rights; Other Obligations..............................40
                    (B)    Alteration of the Licensed Location...................................................40
                    (C)    Transfer of Telephone Directory Listings..............................................40
                    (D)    Rights Assignable.....................................................................41
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SECTION 16.         TRANSFER.....................................................................................41
                    (A)    Assignment By Licensor................................................................41
                    (B)    Sale or Assignment By Licensee........................................................41
                    (C)    Consent Procedures....................................................................41
                    (D)    Effect of Sale or Lease...............................................................43
                    (E)    Transfer of Controlling Interest in Licensee..........................................43
                    (F)    Transfer Fees.........................................................................44
                    (G)    Breach................................................................................44

SECTION 17.         NON-COMPETITION..............................................................................44
                    (A)    By Licensee...........................................................................44
                    (B)    By Licensor...........................................................................45
                    (C)    Necessity of Noncompetition Restriction; Injunctive Relief............................46

SECTION 18.         DISPUTE RESOLUTION...........................................................................46
                    (A)    Accounting/ Fee Disputes..............................................................46
                    (B)    Other Disputes........................................................................47

SECTION 19.         INDEMNIFICATION..............................................................................48
                    (A)    Indemnification by Licensor...........................................................48
                    (B)    Indemnification by Licensee...........................................................48
                    (C)    Method of Asserting Claims............................................................49
                    (D)    Survival..............................................................................49

SECTION 20.         CONFIDENTIAL INFORMATION.....................................................................49

SECTION 21.         OPTION TO ACQUIRE HOTEL/CASINO...............................................................50
                    (A)    Option to Acquire Hotel/Casino........................................................50
                    (B)    Purchase Price........................................................................50
                    (C)    Closing...............................................................................50

SECTION 22.         GENERAL PROVISIONS...........................................................................51
                    (A)    Entire Agreement......................................................................51
                    (B)    Notices...............................................................................51
                    (C)    Independent Contractor Status.........................................................52
                    (D)    Survival..............................................................................52
                    (E)    Severability..........................................................................52
                    (F)    Waivers...............................................................................52
                    (G)    No Warranties or Guarantees...........................................................53
                    (H)    Consents and Approvals................................................................53
                    (I)    Informational Materials...............................................................53
                    (J)    Expenses..............................................................................53
                    (K)    Force Majeure.........................................................................54
                    (L)    Absence of Third Party Beneficiary Rights.............................................54
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                    (M)    Inflation Adjustment..................................................................54
                    (N)    Assignment............................................................................54
                    (O)    Headings..............................................................................55
                    (P)    Counterparts..........................................................................55
                    (Q)    Public Announcements..................................................................55
                    (R)    No Solicitation.......................................................................55
                    (S)    Franchise Laws Not Applicable.........................................................55
                    (U)    Applicable Law........................................................................55

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                                    EXHIBITS


Exhibit A                  Licensed Marks

Exhibit B                  Form of Lease Agreement

Exhibit C                  Form of Memorabilia Lease

Exhibit D                  Examples of the Calculations of Required EBITDA,
                           Target EBITDA and the Section 4(D) Payment

Exhibit E                  Project Concept Plan

Exhibit F                  Description of Pre-Approved Site

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                                LICENSE AGREEMENT

         This LICENSE AGREEMENT (the "AGREEMENT") is made and executed as of November 18, 1998, by and between HARD ROCK CAFE INTERNATIONAL (USA), INC., a Florida corporation ("Licensor"), and Full House Mississippi, LLC, a Mississippi limited liability company ("Licensee").

                                    RECITALS

         A. Licensor owns or is the licensee of the rights to develop and operate in the Competitive Territory music themed hotels and casinos under the Hard Rock Hotel name (the "Hotel Mark").

         B. Licensee is desirous of developing and operating a Hotel/Casino (as hereafter defined) using the Hotel Mark and certain other trademarks and has requested that Licensor grant to the Licensee the Licensed Rights defined hereunder and the other rights contained in this Agreement for use at the Licensed Location within the Territory.

         C. Licensee and Licensor desire to enter into this Agreement to have a hotel and casino developed and operated at the Licensed Location within the Territory upon the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained herein, the grant by Licensor to Licensee of the rights to utilize the Licensed Rights as contained herein, and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by each party hereto, Licensor and Licensee hereby agree as follows:

         SECTION 1.        DEFINITIONS AND INTERPRETATION

         (A) Definitions. For purposes of this Agreement, the following definitions shall apply:

         "AAA" shall have the meaning set forth in Section 18(B)(i) hereof.

         "AAA RULES" shall have the meaning set forth in Section 18(B)(i) hereof.

         "ACCOUNTING REFEREE" shall have the meaning set forth in Section 18(A)(i) hereof.

         "ACHIEVEMENT DATE" shall mean the earlier of (i) the last day of a twenty-four (24) calendar month period beginning at any time after the end of the first Operating Year in which the Licensee's aggregate EBITDA during such period equals or exceeds the aggregate Target EBITDA for such period, or (ii) the date Full House no longer holds a Controlling Interest.

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         "ADJUSTED EBITDA" shall mean, during the relevant period, Licensee's
EBITDA for such period increased by the amount of any Management Fees (as defined in the Management Agreement) deferred with respect to such period pursuant to Section 9.3(a) and (c) of the Management Agreement.

         "ADJUSTED FOR INFLATION" shall have the meaning set forth in Section 22(M) hereof.

         "ADVISORY SERVICES" shall have the meaning set forth in Section 5(H) hereof.

         "AFFILIATE" shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "AGREEMENT" shall have the meaning set forth in the first paragraph hereof.

         "BOOKS AND RECORDS" shall have the meaning specified in Section 12(B) hereof.

         "BRANDED MERCHANDISE" shall mean those items of personal property, products and merchandise bearing the Licensed Marks which Licensor sells in the Hotel/Casino Retail Store leased to Licensor pursuant to the Lease Agreement.

         "BUSINESS DAY" shall mean any day other than a day on which banking institutions are required or authorized to be closed in Orlando, Florida or Biloxi, Mississippi.

         "CLAIMS" shall have the meaning set forth in Section 19(A) hereof.

         "COMPETITIVE TERRITORY" shall mean the area within a 340 mile radius of the Licensed Location, but in any event the Competitive Territory shall include all of the State of Mississippi, and shall not include any portion of the State of Tennessee or any portion of the Atlanta, Georgia Metropolitan Statistical Area.

         "CONFIDENTIAL INFORMATION" shall mean any information or material that is proprietary to one of the parties hereto, or imparted or made available by one of the parties hereto to the other party hereto, that, in either case, is normally deemed confidential, including, but not limited to, certain legally protectible portions of the Hotel/Casino System and related Manuals and all information, components and elements set forth in such portions, and all information, knowledge or data relating to new products and entertainment concepts, and either party's strategic plans, pricing policies, recipes (other than generic recipes) and the testing thereof, ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, marketing and advertising techniques and plans, design, sourcing and providing goods and services, customer research, and financial information concerning the Hotel/Casino and its businesses; provided, however, that Confidential Information shall not include information or material that: (i) is or becomes generally available to the public other than as a result of a disclosure by the party receiving it hereunder, (ii) is or becomes available to the

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party receiving it hereunder on a non-confidential basis form a source which, to the knowledge of the party receiving it hereunder, is entitled to disclose it without restriction, (iii) was known to the party receiving it hereunder prior to its disclosure hereunder, or (iv) is verifiably developed by the party receiving it hereunder without the benefit of the information or materials disclosed hereunder. "Continuing Fee(s)" means the fee(s) Licensee will pay for the duration of this Agreement to Licensor as consideration for the use of the Licensed Rights under the terms and conditions of this Agreement, and as more specifically provided for in Section 4 hereof.

         "CONTRIBUTION" shall have the meaning set forth in Section 8(F) hereof.

         "CONTROLLING INTEREST" shall mean both (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Licensee, whether through the ownership of voting securities, by contract, or otherwise, and (ii) the direct or indirect ownership of twenty percent (20%) or more of the equity interests of Licensee. For purposes of determining whether Full House has a Controlling Interest in Licensee, clause
(ii) above shall be deemed satisfied as long as Full House, Gregg R. Giuffria and Paul Steelman collectively own, directly or indirectly, twenty percent (20%) or more of the equity interests of Licensee.

         "DISPUTE" shall have the meaning set forth in Section 18(B)(i) hereof.

         "DISPUTE NOTICE" shall have the meaning set forth in Section 18(A)(i) hereof.

         "EBITDA" shall mean, during the relevant period, net income, before (i) interest charges (net of interest income), federal, state and local income taxes, and depreciation and amortization, calculated in accordance with GAAP, and (ii) any rent or similar expense relating to the lease of any portion of the real property (other than tidelands) at the Licensed Location by Licensee as a tenant.

         "FEES" shall the meaning set forth in Section 4(C) hereof.

         "FF&E" shall mean all furniture, fixtures and equipment (other than Operating Equipment and Operating Supplies) located at or used in connection with the Project, including without limitation: (i) all gaming equipment, including without limitation, all slot machines and video gaming devices; (ii) all furniture, furnishings, built-in furniture, carpeting, draperies, decorative millwork, decorative lighting, doors, cabinets, hardware, partitions (but not permanent walls), televisions and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (iii) communications equipment; (iv) all fixtures and specialized hotel equipment used in the operation of kitchens, laundries, dry cleaning facilities, bars and restaurants; (v) telephone and call accounting systems; (vi) rooms management systems, point-of-sale accounting equipment, front and back office accounting, computer, duplicating systems and office equipment; (vii) cleaning and engineering equipment and tools; (viii) vehicles;
(ix) recreational equipment; and (x) all other similar items which are used in the operation of the Project, excluding, however, any personal property which is owned by subtenants, licensees, concessionaires or contractors.

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         "FINANCING RATE" shall mean the annual interest rate attributable to the Primary Debt. For purposes of calculating the amount of the Required EBITDA and the Target EBITDA, the Financing Rate shall not exceed twelve percent (12%) per annum.

         "FISCAL YEAR" shall mean the twelve (12) month period commencing January 1 and ending December 31, except that the first Fiscal Year shall be that period commencing on the Opening Date and ending on the next December 31, which is at least one (1) year thereafter.

         "FORCE MAJEURE" shall have the meaning set forth in Section 22(K) hereof.

         "FULL HOUSE" shall mean Full House Resorts, Inc., a Delaware corporation.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof having control over the Licensed Location, the Hotel/Casino or the Project.

         "HARD ROCK ELEMENTS" shall have the meaning set forth in Section 5(A)(iii)(a) hereof.

         "HARD ROCK MARKS" shall mean the name "Hard Rock Cafe" and all associated or related trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights of Licensor and its Affiliates related thereto.

         "HARD ROCK STP" shall mean Hard Rock Cafe International (STP), Inc., a New York corporation.

         "HOTEL/CASINO" shall mean the hotel and casino and live music venue to be developed and operated at the Licensed Location and all related improvements, including FF&E, as approved in accordance with the provisions of this Agreement.

         "HOTEL/CASINO SYSTEM" shall mean the method of operation of the Hotel/Casino to be jointly developed by Licensor and Licensee pursuant to this Agreement. The Hotel/Casino System, and all amendments or modifications thereto, will be subject to the joint approval of Licensor and Licensee. Licensor and Licensee shall jointly own the Hotel/Casino System, except for the Licensed Rights incorporated into the Hotel/Casino System, which Licensed Rights will be owned exclusively by Licensor.

         "HOTEL/CASINO RETAIL STORE" shall mean that area within the Project to be leased to Hard Rock STP pursuant to the Lease Agreement where Hard Rock STP shall sell Branded Merchandise. Licensee shall build the Hotel/Casino Retail Store in accordance with criteria specified by Licensor in the Lease Agreement.

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         "HRC COMPETITOR" shall mean (a) a Planet Hollywood, Motown Cafe, House of Blues, Rainforest Cafe, Country Star, or Harley Davidson Cafe, or (b) a restaurant chain (i) operating under the same name in six or more Metropolitan Statistical Areas, (ii) with theme-related icons or memorabilia displayed throughout the premises in a museum or collection type manner (but excluding self promotional items of a single individual), and (iii) which derives greater than twenty percent (20%) of its gross revenues from the sales of merchandise.

         "INDEMNIFY" means to defend, indemnify against, hold harmless from, and reimburse for.

         "INTEREST RATE" means the prime rate listed in the "Money Rates" section of the WALL STREET JOURNAL from time to time plus four percent (4.0%) per annum, provided that in no event shall the Interest Rate exceed the maximum rate permitted by applicable Law(s).

         "INVESTMENT AGREEMENT" shall mean that certain Investment Agreement, of even date herewith, by and among Licensee, AEP & FHR LLC, Full House, Allen E. Paulson and Licensor.

         "LAW(S)" means any and all laws, judgments, decrees, orders, rules, regulations or official legal interpretations of any Governmental Authority.

         "LEASE" shall have the meaning set forth in Section 6 hereof.

         "LEASE AGREEMENT" shall mean that certain Lease Agreement by and between Licensee, as landlord, and Hard Rock STP, as tenant, whereby Licensee shall lease space within the Project to Hard Rock STP to operate a Hard Rock Cafe and the Hotel/Casino Retail Store, in the form attached hereto as Exhibit B.

         "LICENSED MARKS" shall mean those Hard Rock Marks, as depicted (and subject to the restrictions) set forth in Exhibit A hereto, as such exhibit may from time to time be amended by written agreement of the parties to this Agreement.

         "LICENSED LOCATION" means the real property upon which the Hotel/Casino is to be located as approved by Licensor pursuant to Section 5(B) hereof, and includes such real property, all structures located or constructed thereon, all FF&E, and all appurtenances to any of the foregoing, together with all easements, entrances, exits, rights of ingress and egress thereto, and all improvements thereon or thereto.

         "LICENSED RIGHTS" means the right to use (i) the Licensed Marks, and
(ii) the trade dress elements representing the total image and overall appearance of a Hard Rock Hotel and casino, including but not limited to, distinctive exterior and interior designs, layouts, concepts, decor, color schemes, music-related memorabilia and icons, furnishings, and staff uniforms; all in accordance with this Agreement. Licensor will own all of the Licensed Rights incorporated into the Hotel/Casino System, the Manuals, the Hotel/Casino and/or the Project, in each case, whether developed by Licensor or Licensee.

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         "LICENSING FEE REVENUES" shall mean, during the relevant period, the aggregate of: (a) the Net Win from all gaming activities conducted at the Hotel/Casino or within the Project, less any taxes imposed upon such Net Win (other than income taxes, franchise taxes, or other taxes imposed generally on Persons involved in non-gaming activities), (b) all revenues, income and proceeds of any kind from the rental of guest rooms, conference rooms and meeting rooms at the Hotel/Casino, excluding any Federal, state and municipal excise, sales, resort, use, and other taxes collected from patrons or guests as a part of or based upon the sales price of any goods or services, including, without limitation, gross receipts, room, bed, admission, cabaret, or similar taxes, and (c) the proceeds (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof) of business interruption insurance actually received by Licensee with respect to the revenue items described in subsections (a) and (b) of this definition with respect to the Project.
         For the avoidance of doubt, the parties agree that Licensing Fee Revenues shall not include: (i) revenues from the Project's food and beverage operations; (ii) revenues generated by Licensor at the Hard Rock Cafe and the Hard Rock Retail Store located at the Project; (iii) revenues from the parking facility; (iv) the value of complimentary hotel rooms; and complimentary gaming (E.G., promotional "free pulls", slot tournaments, etc.); and (v) revenues from any other ancillary Project facilities.

         "MANAGEMENT AGREEMENT" shall mean that certain Management and Development Agreement, of even date herewith, by and between Licensee and Operator.

         "MANAGEMENT STANDARD" shall mean the standard of a first-class resort hotel as defined by the current standard as of the date hereof of the Hard Rock Hotel located in Las Vegas, Nevada.

          "MANUALS" shall mean, collectively, all operating manuals, training manuals and all accompanying workbooks to be jointly developed by Licensor and Licensee to implement the Hotel/Casino System pursuant to this Agreement. The Manuals, and all amendments or modifications thereto, will be subject to the joint approval of Licensor and Licensee. Licensor and Licensee shall jointly own the Manuals, except for the Licensed Rights incorporated into the Manuals, which will be owned exclusively by Licensor.

         "MEMORABILIA LEASE" shall mean that certain Memorabilia Lease by and between Hard Rock STP, as lessor, and Licensee, as lessee, whereby Hard Rock STP shall lease "rock and roll" memorabilia to Licensee for display in the Hotel/Casino, in the form attached hereto as Exhibit C.

         "METROPOLITAN STATISTICAL AREA" shall mean the designation by the U.S. Census Bureau for metropolitan areas with a central city or an urbanized area having a minimum population of 50,000 with a total metropolitan population of at least 100,000 and including all counties that have strong economic and social ties to the central city.

         "NET WIN" shall mean the amount remaining after payment of and accrual for prizes to players, as defined by the Mississippi Gaming Commission on the date hereof.

         "NOTICE(S)" shall the meaning set forth in Section 22(B) hereof.

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         "OPENING DATE" shall mean the date the Hotel/Casino is opened for business to the public, the deadline of which is set forth in Section 5(M) hereof.

         "OPERATING AGREEMENT" shall mean that certain Operating Agreement, of even date herewith, by and among Full House, Hard Rock STP and Operator.

         "OPERATING COORDINATOR" shall have the meaning set forth in Section 9(C) hereof.

         "OPERATING ELEMENTS" shall the meaning set forth in Section 5(A)(iii)(b) hereof.

         "OPERATING PERIOD" means the period beginning with the Opening Date and continuing for the term of this Agreement.

         "OPERATING YEAR" shall mean the twelve consecutive (12) month periods commencing on the first day of the first calendar month after the Opening Date and ending on the last day of the twelfth full calendar month after the Opening Date, except that the first Operating Year shall be that period commencing with the Opening Date and ending on the last day of the twelfth full calendar month after the Opening Date.

         "OPERATOR" shall mean FH/HR Management, LLC, a Mississippi limited liability company, and operator of the Project pursuant to the Management Agreement.

         "PERMITS" means any and all licenses, permits, approvals, variances, waivers or consents from any Governmental Authority.

         "PERSON" shall mean (i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated, associated or other entity, (ii) any Federal, state, county or municipal government or any bureau, department, political subdivision or agency thereof, and (iii) a fiduciary acting in such capacity on behalf of any of the foregoing.

         "PREFERRED INVESTMENT" shall mean an amount equal to fifty percent (50%) of the difference between (i) the Total Project Costs, and (ii) the Primary Debt. For purposes of calculating the amount of the Required EBITDA, the amount of the Preferred Investment shall not exceed $35,000,000.

         "PRE-OPENING PERIOD" means the period from the date hereof until the Opening Date.

         "PRIMARY DEBT" shall mean, during any relevant period, the average daily outstanding principal amount of all secured indebtedness incurred by Licensee to finance the Total Project Costs. For purposes of calculating the amount of Required EBITDA and the Target EBITDA, the amount of the Primary Debt shall not exceed $200,000,000.

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         "PROJECT" shall mean (i) the Hotel/Casino and its related amenities,
(ii) a barge to be moored at the site with approximately 42,000 square feet of gaming space, (iii) a Hard Rock Live! music venue, (iv) all real property interests at the Licensed Location, and (v) such other developments as the parties may mutually agree to include in the Project, in each case, together with all buildings, structures, FF&E, and improvements related thereto.

         "PROTECTED PERSONS" shall the meaning set forth in Section 17(C) hereof.

         "REQUIRED EBITDA" shall mean, during any relevant period, an amount equal to the sum of: (i) the Primary Debt, multiplied by the Financing Rate, and
(ii) the Preferred Investment, multiplied by ten percent (10%) per annum. Examples of the calculation of Required EBITDA are set forth on Exhibit D to this Agreement.

         "RESERVE FUND" shall the meaning specified in Section 9(D) hereof.

         "TARGET EBITDA" shall mean, during any relevant period, an amount equal to the sum of: (i) the Primary Debt, multiplied by the Financing Rate, and (ii) the amount of the Total Project Costs less the Primary Debt, multiplied by ten percent (10%) per annum. Examples of the calculation of Target EBITDA are set forth on Exhibit D to this Agreement.

         "TERRITORY" shall mean the area within a twenty-five (25) mile radius of the center of Biloxi, Mississippi.

         "TOTAL PROJECT COSTS" shall mean the sum of: (i) the total aggregate capitalized costs incurred by Licensee for the Project, as determined in accordance with GAAP, (ii) $6.2 million, if the "O'Keefe parcel" is included as part of the Licensed Location and is leased rather than purchased by Licensee, and (iii) $5.25 million, if the "Suntan Motel parcel" is included as part of the Licensed Location and is leased rather than purchased by Licensee. For purposes of calculating the amount of Required EBITDA and the Target EBITDA, the amount of the Total Project Costs shall not exceed $270 million. If any parcel of the real property comprising the Licensed Location the cost of which was included as part of the Total Project Costs is sold or otherwise transferred by Licensee, then the $270 million limit on the amount of the Total Project Costs set forth above shall be reduced by the acquisition cost of the parcel which is sold or otherwise transferred at the time of such sale or transfer.

         "TOTAL REVENUES" shall mean, during the relevant period, total revenue as determined under GAAP, and in any event shall include, without limitation, all income of every kind and all proceeds of sales of every kind (whether in cash or on credit) resulting from the operation of the Project and any of the facilities therein and goods and services provided thereby, including, without limitation, (a) the Net Win from all gaming activities conducted at the Site or within the Project, (b) all income and proceeds from the rental of rooms, food and beverage sales, sales of other goods and services, (c) vending machine income, telephone revenues, parking revenues, revenues from any recreational facilities, and entertainment charges, (d) all income and proceeds received from tenants, transient guests, customers, lessees, licensees and concessionaires, including rental payments from the Hard Rock Cafe and the Hotel/Casino Retail Store pursuant to the Lease Agreement (but not including the gross receipts of such lessees, licenses or concessionaires) and other Persons occupying space at the Project and/or rendering services to Project guests (but exclusive of all consideration received at the Project for hotel accommodations, goods and services to be provided elsewhere, although arranged by, for or on behalf of Licensee), (e) the fair market values of any barter and other non-cash property and services received by Licensee as an alternative to cash payments pursuant to recurring practices that reduce or offset or substitute for revenues, (f) the value (as reflected in the audited financial statements of Licensee) of any Hotel rooms, facilities or services offered to guests, customers or clients without charge or for a reduced charge, whether as part of a "frequent traveler" program offered by Licensee or the Hotel manager or for any other reason, (g) revenues arising from corporate sponsorships (where permitted herein), (h) awards (other than condemnation awards for the value of the Project), any other form of incentive payments or awards from any source whatsoever which are attributable to the operation of the Project, (i) the proceeds from any temporary taking (after deduction from said proceeds of all necessary expenses incurred in the restoration of the improvements as may have been necessitated by such taking), and (j) the proceeds (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof) of business interruption insurance actually received by Licensee with respect to the operation of the Project.

         Notwithstanding the above, the following shall, however, be excluded from Total Revenues: (i) all revenues, receipts and income of every kind received by Licensor or any Affiliate of Licensor in respect of, or attributable to, the Hard Rock Cafe and the Hotel/Casino Retail Store at the Licensed Location; (ii) Federal, state and municipal excise, sales, resort, use, and other taxes collected from patrons or guests as a part of or based upon the sales price of any goods or services, including, without limitation, gross receipts, room, bed, admission, cabaret, or similar taxes; (iii) any gratuities collected and paid over to employees; (iv) the proceeds of any financing or refinancing of the Project or capital contributions or advances to Licensee; (v) interest on funds in the Reserve Fund; (vi) proceeds from the sale of any FF&E;
(vii) proceeds from the sale of the Hotel/Casino or other facilities included in the Project; and (viii) proceeds of hazard insurance, other than business interruption insurance.

         (B) SCOPE OF TERMS. The use of the words defined herein shall include the plural or singular forms of such terms, and the male, female, or neutral gender thereof, as appropriate.

         (C) REFERENCE TERMS. The use of the words "herein", "thereof", "hereinafter", "hereinabove", and other words of similar import shall be deemed to refer to this Agreement as a whole, and not to a specific section, subsection, or paragraph thereof.

         (D) OTHER AGREEMENTS. Any term that is defined herein by reference to the Management Agreement shall mean the definition of such term in effect on the date hereof under the Management Agreement.

         SECTION 2.        GRANT; SCOPE

         (A) GRANT. Licensor hereby grants to Licensee, upon and subject to the terms and conditions contained in this Agreement, the exclusive right and license to develop, operate, own, and manage a hotel and casino and a Hard Rock Live! facility using the Licensed Rights at the Licensed Location and to promote such facilities anywhere in the world. Licensor's right to license, develop, own or operate a Hard Rock Hotel with a casino or a Hard Rock casino within the Competitive Territory during the term of this Agreement shall be subject to the restrictions set forth in Section 17(B) hereof.

         (B) SCOPE. All rights granted to Licensee hereunder are limited to the establishment, operation and promotion of one hotel and casino and Hard Rock Live! facility at and from the Licensed Location to the extent specifically provided for in this Agreement. Licensee may not otherwise commercialize or utilize, whether or not for profit, any of the Licensed Rights. Licensee may not use the Hard Rock Marks unless they are Licensed Marks. The rights granted to Licensee hereunder shall not entitle Licensee to sell Branded Merchandise from the Licensed Location or any other location, and Licensee acknowledges that Branded Merchandise may be sold at the Licensed Location only by Licensor or its Affiliates or by a Person duly licensed by Licensor to sell Branded Merchandise. The rights granted to Licensee do not include any rights to brand and operate other facilities at the Hotel/Casino on or from the Licensed Location utilizing the Hard Rock Marks, except as expressly approved in advance by Licensor, in its sole discretion.

         (C) RESERVED RIGHTS. Licensor reserves all rights respecting the Hard Rock Marks not specifically granted to Licensee pursuant to this Agreement. Nothing in this Agreement shall prevent Licensor or its Affiliates from (i) developing or licensing others to develop: (a) Hard Rock Hotels with casinos or Hard Rock casinos anywhere outside the Competitive Territory, (b) Hard Rock Hotels (without casinos) anywhere outside the Territory, except as provided in
Section 17(B)(i) of this Agreement, (c) Hard Rock Cafes anywhere within the Competitive Territory, except as provided in Section 17(B)(i) of this Agreement, or anywhere outside the Competitive Territory, (d) Hard Rock Live! facilities anywhere outside the Territory, except for a period of five (5) years after the date of this Agreement, within the city limits of New Orleans, Louisiana, (e) facilities utilizing the Hard Rock Marks (other than Hard Rock Hotels, Hard Rock casinos, Hard Rock Cafes and Hard Rock Live! facilities) anywhere in the world, and (f) resorts, hotels and/or casinos, and other facilities using any names or marks other than the Licensed Marks, anywhere in the world, and (ii) promoting and protecting all such facilities anywhere in the world. Licensee acknowledges and agrees that no rights are or will be granted in this Agreement for the development, construction, operation or maintenance or other interest in any "Hard Rock Cafe".

         (D) RESTRICTIONS.

                  (i) The rights granted to Licensee do not include any rights to use or otherwise identify the Hard Rock name or the Licensed Marks with any businesses or facilities other than for one hotel and casino and Hard Rock Live! facility at and from the Licensed Location, except as expressly approved in advance in writing by Licensor, in its sole discretion, and except that Licensee may utilize the Licensed Marks on designation and directional signage and consumables within the confines of the Hotel/Casino. Licensee shall not use or register any trademark which is confusingly similar to the Licensed Marks or use the Licensed Marks in any manner which creates a unitary or composite trademark with the trademark of any third party. Licensee shall use the representations of the Licensed Marks, with respect to the location of the words in the design logo, only in the manner set forth in this Agreement with the words "Hard Rock Hotel" or "Hard Rock Live!", as the case may be, within the circle logo and the geographic or other designation described therein below the circle logo. Without Licensor's express written consent, in its sole discretion, Licensee shall not replace the words "Hotel" or "Live!" within the circle logo with any other designation.

                  (ii) Neither Licensee nor its Affiliates shall, or shall permit any third party to, at any time, construct, operate or maintain at the Hotel/Casino (a) any other business that is confusingly similar to a Hard Rock Cafe, or (b) any other business that utilizes the Hard Rock Marks, except as expressly permitted herein, or take any actions that would infringe or otherwise violate the Hard Rock Marks.

         SECTION 3.        TERM; EXTENSION OF TERM

         (A) INITIAL TERM. This Agreement shall be effective and binding from the date of its execution, as set forth on the first page hereof, and shall continue for an initial term of twenty (20) Fiscal Years after the Opening Date, unless sooner terminated as provided herein.

         (B) RENEWAL TERM. Except as otherwise provided for in this Agreement, Licensee shall have the option of renewing the term hereof for two (2) successive ten (10) year renewal terms upon the same term and conditions as are contained herein, by providing Licensor with written notice of its exercise of its option not more than nine (9) months and not less than six (6) months prior to the expiration of the then current term of this Agreement, provided that at the time of the exercise of such option: (i) Licensee is not in default under the terms of this Agreement or any other agreement between Licensee and Licensor or any of its Affiliates, and (ii) the Continuing Fees received by Licensor with respect to the two (2) most recent Fiscal Years prior to such date, less the amount of any Section 4(D) Payments by Licensor with respect to such period, equaled or exceeded Eight Million Dollars ($8,000,000), in the aggregate, Adjusted for Inflation.

         (C) EARLY TERMINATION. This Agreement shall immediately terminate in the event that: (i) prior to the Opening Date, Licensor is notified by the Mississippi Gaming Commission that it has been found unsuitable for a gaming license in Mississippi and Licensor withdraws its application therefor, (ii) prior to the Opening Date, Licensor has been formally notified by the Mississippi Gaming Commission that it has been found unsuitable for a gaming license in Mississippi, or (iii) at any time during the term hereof, Licensor's gaming license is revoked or is not renewed by the Mississippi Gaming Commission.

         SECTION 4.        COMPENSATION TO LICENSOR

         (A) TERRITORY FEE. As consideration for the grant of the right to use the Licensed Rights as provided herein, Licensee shall pay to Licensor a territory fee of Two Million Dollars ($2,000,000) (the "TERRITORY FEE") as follows: (i) One Million Dollars ($1,000,000) shall be payable on or before November 30, 1998, and (ii) the balance of the Territory Fee shall be payable on or before March 31, 1999. In the event this Agreement is terminated pursuant to
Section 3(C) above, the Territory Fee shall be refunded to Licensee as follows:
(i) if such termination occurs prior to the Opening Date, the entire amount of the Territory Fee shall be refunded to Licensee (without interest), and (ii) if such termination occurs during the period commencing on the Opening Date and ending three (3) years after the Opening Date, the Territory Fee shall be amortized over such three (3) year period and the unamortized portion of the Territory Fee as of the date of such early termination shall be refunded to Licensee (without interest). Except as provided in the preceding sentence, the Territory Fee is non-refundable.

         (B) CONTINUING FEES. As further consideration for the grant of the right to use the Licensed Rights as provided herein, Licensee hereby agrees to pay to Licensor a fee equal to five percent (5%) of the Licensing Fee Revenues during the term of this Agreement (the "CONTINUING FEES").

         (C) PAYMENT OF FEES. The Continuing Fees will be payable to Licensor monthly, within ten (10) days after the end of each calendar month, based on Licensing Fee Revenues generated during the preceding calendar month. The Territory Fee and Continuing Fees and all other fees, contributions, expenses and reimbursements due from Licensee hereunder (collectively, "FEES"), shall be paid by wire transfer of immediately available funds to an account designated in writing from time to time by Licensor.

         (D)      LICENSOR PAYMENT.

                  (i) For any Operating Year ending prior to the Achievement Date, if Licensee's EBITDA during such Operating Year is less than its Required EBITDA for such Operating Year, then Licensor shall pay to Licensee the following amount:

                           (a) the lower of: (x) Licensee's Required EBITDA for
                  such Operating Year, less Licensee's Adjusted EBITDA for such Operating Year; (y) the amount of Continuing Fees paid or payable to Licensor pursuant to Section 4(B) above with respect to such Operating Year; and (z) $2 million; less

                           (b) the amount by which the total rent paid to
                  Licensee as landlord (or its successors as landlord) under the Lease Agreement with respect to such Operating Year exceeds $2,020,000.

                  The amount payable by Licensor pursuant to this Section 4(D)(i) is referred to herein as the "SECTION 4(D) PAYMENT". Examples of the calculation of the Section 4(D) Payment are set forth on Exhibit E to this Agreement.

                  (ii) Within 120 days after the end of each Operating Year, Licensee shall deliver to Licensor its calculation of the amount, if any, of the
Section 4(D) Payment. Within (30) days after its receipt of such notice, (a) Licensor shall pay to Licensee the amount of the Section 4(D) Payment or (b) Licensee shall have the right to deduct the amount of the Section 4(D) Payment from the amount of the Continuing Fees payable by Licensee to Licensor pursuant to Section 4(B) above. Licensor will not be required to pay the Section 4(D) Payment within the thirty (30) day period provided for in the preceding sentence and Licensee shall not have the right to deduct the amount of the Section 4(D) Payment from the amount of the Continuing Fees payable hereunder if Licensor has objected to Licensee's calculation of the Section 4(D) Payment within said period as provided in Section 4(D)(iii) below.

                  (iii) Notwithstanding the payment of the Section 4(D) Payment as provided in Section 4(D)(ii) above, Licensor shall have the right to object to Licensee's calculation of the Section 4(D) Payment at any time by written notice to Licensee, subject to the limitations set forth in Section 18(A)(iii) hereof. Any such dispute shall be resolved by Licensor and Licensee in the manner provided in Section 18(A) of this Agreement.

         (E) LATE PAYMENTS. Unpaid amounts due and owing from Licensee or Licensor, shall bear interest, pro rata per day, on the past due balance at the Interest Rate; provided, however, that if the last day on which any such amounts due and owing from Licensee or Licensor can be paid without being considered past due falls on a non-Business Day, then the last day for paying such sums without being considered past due shall be the next Business Day thereafter.

         (F) ALL FEES ARE NONREFUNDABLE. No Fees or other sums payable hereunder shall be refundable to Licensee, except as specifically provided herein. Notwithstanding the foregoing, Licensor shall refund any overpayments made by Licensee.

         SECTION 5.        DEVELOPMENT/OPERATION OF HOTEL/CASINO

         (A)      LICENSEE RESPONSIBLE FOR DEVELOPMENT.

                  (i) Licensee shall acquire and develop the Licensed Location and the Hotel/Casino as provided in the Management Agreement, and shall, with all reasonable diligence, construct, complete, furnish and equip the Hotel/Casino, which in no event shall be of a lesser quality than the plans, designs and specifications set forth in the Project Concept Plan (as defined below), and in accordance with all of the requirements of this Agreement. Licensee shall be solely responsible and solely at risk to make certain the Licensed Location and the Hotel/Casino, as constructed and operated, comply in all respect with all applicable Laws and all other requirements of all Governmental Authorities.

                  (ii) The Project shall be designed and developed subject to an aggregate maximum cost of $270,000,000 in accordance with in the project concept plan and preliminary budget attached hereto as Exhibit E (the "PROJECT CONCEPT PLAN"). The Project Concept Plan generally depicts the plans, designs and specifications for the Hotel/Casino, which plans are subject to Licensor's approval with respect to the Hard Rock Elements (as determined in its sole discretion in accordance with subparagraph (D) below). The number of keys or rooms within the Hotel shall not be less than 350 nor more than 500, without Licensor's prior written consent, in its sole discretion. The Project Concept Plan for the Hotel/Casino, and the Hotel/Casino as finally constructed, shall include a retail establishment conforming to standards prescribed by Licensor and set forth in the Lease Agreement, which retail establishment shall be leased to Licensor pursuant to the Lease Agreement.

                  (iii) The Hotel/Casino shall be developed, constructed and operated in accordance with the Hotel/Casino System, except as otherwise mutually agreed by the parties hereto. The Hotel/Casino System shall involve criteria consistent with the Project Concept Plan for the design, development and operation of a hotel and casino that conforms to the image and overall energy, ambience and theme of the Hard Rock Cafes and the Hard Rock Hotel located in Las Vegas, Nevada. The Hotel/Casino System and Manuals shall be jointly developed by Licensor and Licensee and shall include the following elements:

                           (a)the "HARD ROCK ELEMENTS" relating to the overall "look and feel" of a Hard Rock Hotel and Casino, and including but not limited to (1) the use of distinctive exterior and interior designs, layouts, concepts, decor, color schemes, music-related memorabilia and icons, furnishings and staff uniforms; (2) the process for selecting and training employees in all customer service and interface positions, except for gaming employees; (3) the electronic visual and audio aspects of the Hotel/Casino, including but not limited to music selection and the use of videos; (4) the nature and quality of entertainment and other media events and activities on the Hotel/Casino premises; (5) advertising and marketing standards for the uses and presentation of the Licensed Marks, including such usage in connection with media events, television, radio and print, and coordination of public relations activities; (6) any other use or display of the Hard Rock trademarks; and (7) restaurant concepts and food and beverage menus on the Hotel/Casino premises.

                           (b)the "OPERATING ELEMENTS" relating to the operation of a hotel and casino generally, and including but not limited to (1) quality and service criteria for food, beverage and bar services; (2) the establishment and maintenance of operational standards regarding quality assurance and quality control, cleanliness and image, customer relations and customer service, including food and beverage operations, and (3) any other aspect of the operation and management of the Hotel/Casino which is outside the scope of the Hard Rock Elements.

                  The Hard Rock Elements and Operating Elements of the Hotel/Casino System applicable to the Hotel/Casino shall be comparable to and on a par with corresponding elements of the existing systems for the Hard Rock Cafe restaurants and the Hard Rock Hotel in Las Vegas, Nevada (although it is anticipated that the actual design and appearance of the Hotel/Casino and staff uniforms may vary).

                  (iv) Licensor and Licensee shall jointly own the Hotel/Casino System and the Manuals, except for the Licensed Rights incorporated into the Hotel/Casino System and/or the Manuals, which will be owned exclusively by Licensor. At all times during and after the term of this Agreement, each of Licensor and Licensee and their respective Affiliates shall be entitled to use for any other purpose: (i) the Hotel/Casino System and the Manuals, and (ii) restaurant concepts and menus used at the Hotel/Casino at any time and from time to time if such concepts and menus are not sufficiently significant to be uniquely associated with the Hotel/Casino; provided, however, that Licensee and its Affiliates shall not be permitted to use, or authorize any other Person to use, any of the Licensed Rights incorporated into the Hotel/Casino System and/or the Manuals, except as otherwise permitted in this Agreement. The provisions of this clause (iv) shall survive the termination of this Agreement.

         (B) SITE REVIEW AND APPROVAL RIGHTS. (i) Licensor has reviewed and preapproved the site described on Exhibit F attached hereto (the "PREAPPROVED SITE"). Prior to any commitment by Licensee to a location other than the Preapproved Site, Licensee shall have submitted to Licensor a written request for written approval by Licensor of such proposed site, and the specific location of the Hotel/Casino thereon. The written request for approval of a proposed site shall be accompanied by a feasibility study for the proposed site comparable to the feasibility study prepared for the Preapproved Site and all other locational, demographic, and operating information as Licensor shall reasonably request, including, without limitation, area maps, initial site plans, initial floor plans and layouts, initial business and operating plan (including Total Revenues and expense projections), basic demographic and traffic pattern information, local transportation and parking facilities, and location of competing establishments. Licensee shall also provide Licensor with a site report for the Hotel/Casino (the "REPORT"). The Report shall include salient features of the proposed site, building type and placement information (and anticipated development expenditures, preliminary plans, specifications or sketches of the Hotel/Casino) and other information reasonably requested by Licensor in order to understand the Hotel/Casino and surrounding development. Licensee shall bear all costs it incurs in connection with the preparation and delivery of any feasibility studies and Reports pursuant hereto. Licensor shall be permitted to visit and inspect the proposed site prior to date by which it would be required to submit any objections to such proposed site, and thereafter. Licensor's approval of the proposed site will not be unreasonably withheld provided that the projected revenues set forth in the feasibility study for the proposed site are not less than eighty percent (80%) of the projected revenues set forth in the feasibility study prepared by Urban Systems Inc. (dated November 1997) for the Preapproved Site. Otherwise, Licensor's approval may be withheld in its sole discretion. In the event Licensor does not approve any proposed site, Licensor shall provide to Licensee in reasonable detail the reasons therefor. Licensor will approve or disapprove of the location proposed by Licensee within sixty (60) days following the submission of all information requested by Licensor. The failure by Licensor to approve or disapprove a proposed site within such sixty (60) day period shall be deemed to be an approval of such proposed site by Licensor. A site for the Hotel/Casino shall be selected by Licensee and approved by Licensor as provided above and acquired by Licensee no later than three (3) years after the date of this Agreement.

                  (ii) Licensee hereby acknowledges and agrees that the selection of a site as provided above, or the failure of Licensor to object to a site, does not constitute an assurance, representation or warranty by Licensor of any kind, express or implied, as to the suitability (commercially or otherwise) of the site for the Hotel/Casino or for any other purpose. Both Licensor and Licensee acknowledge that application of criteria that may have been effective with respect to any other site and premises may not be predictive of commercial or other potential for all sites and that, subsequent to the selection of a site, demographic and/or economic factors, such as competition from other similar businesses, could change, thereby altering the potential of the site. Such factors are unpredictable and are beyond Licensor's control, and Licensor shall not be responsible for the failure of a site approved by Licensor to meet expectations as to revenue, income or operational criteria. Licensee further acknowledges and agrees that acceptance of a site of a Hard Rock Hotel is based on its own independent investigation of the suitability of the site.

         (C) FINANCING. (i) Prior to Licensee or its Affiliates entering into any direct or indirect financing arrangement with respect the Project, Licensee shall submitted to Licensor a written request for written approval by Licensor of its proposed financing for the Project. Such approval may be withheld in Licensor's reasonable discretion, but, in the event of any such disapproval, Licensor shall provide to Licensee in reasonable detail the reasons therefor. The written request for approval of the financing for the Project shall include a general description of all of the material terms of the proposed financing and detailed budgets for the Project. Licensee shall provide Licensor with such additional information and documentation regarding the proposed financing for the Project as Licensor may reasonably request. Licensor will approve or disapprove of the proposed financing for the Project within thirty (30) days following the submission of all information requested by Licensor. The failure by Licensor to approve or disapprove the proposed financing within such thirty
(30) day period shall be deemed to be an approval of such financing by Licensor. Licensee shall have obtained Licensor's approval and secured all necessary financing and/or equity contributions to complete the Project not later than three (3) years following the execution of the Agreement.

                  (ii) Licensee hereby acknowledges and agrees that: (a) Licensor has not made any agreements or commitments of any kind, whether express or implied, to Licensee that Licensor or any of its Affiliates will provide a completion guaranty or any other financial assistance to Licensee in connection with its financing of the Project, and (b) if Licensor or any of its Affiliates do agree to provide financial assistance to Licensee, then the terms of such financial assistance will be subject to Licensor's or such Affiliates' approval, in its sole and absolute discretion.

         (D) APPROVAL RIGHTS. Notwithstanding any provision of this Agreement to the contrary, Licensor shall have full discretionary approval, in its sole discretion, over all aspects of the Project involving Hard Rock Elements. Licensor's approval rights shall not include approval over the design and layout of the gaming area (E.G., the placement within the gaming area of table games, slot machines, cashier's cages and other elements associated with gaming activity) but shall include approval, in its sole discretion, over the display and use of the Licensed Marks within the gaming area. Licensor shall not have the right to require Licensee to alter, change or remove any item which was previously approved by Licensor in accordance with this Agreement. Licensor agrees to reasonably consult with Licensee with respect to its approval over the aspects of the Project involving Hard Rock Elements.

         (E) ADDITIONAL APPROVALS. Licensee shall also timely submit to Licensor for Licensor's approval prior to construction, purchase or hire, as applicable, the following:

                  (1) all preliminary and final plans and specifications for the Hotel/Casino and all FF&E, including, without limitation, all preliminary and final designs, site plans, floor plans and layouts, and artist renderings relating to the initial construction of the Hotel/Casino, which approval shall not be unreasonably withheld;

                  (2) the identity and qualifications of the Project Manager for the Project, which approval may be given or withheld in Licensor's sole discretion;

                  (3) the identity and qualifications of all contractors, architects and other consultants proposed to be utilized by Licensee for preparation of the preliminary and final plans and specifications for the Hotel/Casino and the construction of the Hotel/Casino, which approval shall not be unreasonably withheld; and

                  (4) all such other information regarding the Project as Licensor shall reasonably request.

         Licensor shall have the right to disapprove any of the foregoing items within five (5) Business Days of written submission by Licensee. If Licensor fails to approve or disapprove of any item within such period, Licensee shall notify Licensor of such failure, and Licensor shall have an additional five (5) Business Days after such notice to approve or disapprove such item. The failure by Licensor to approve or disapprove of any item prior to the end of the second five (5) Business Day period shall be deemed to be an approval of such item by Licensor. If Licensor disapproves any item, Licensor shall provide to Licensee in reasonable detail the reasons therefor, together with general suggestions for revisions.

         (F) DESIGN CONSULTANTS. Licensor shall have the right to hire up to two
(2) design consultants to review the designs of the Hotel/Casino and consult with the Project's architects and designers with respect to the Hard Rock Elements and other aspects of the design of the Hotel/Casino. Licensee shall reimburse Licensor for the fees and other expenses of such consultants, up to a maximum aggregate amount of $75,000. Such amounts shall be payable by Licensee within ten (10) days following Licensor's invoice therefor.

         (G) DISPUTES. The parties agree to use their reasonable efforts to promptly resolve any disputes regarding any approvals relating to the development or operation of the Hotel/Casino. If the parties are unable to resolve any dispute within five (5) Business Days, then either party shall have the right to submit such dispute to arbitration as provided in Section 18 of this Agreement (other than matters which are not subject to arbitration as provided herein).

         (H) ADVISORY SERVICES. Licensor will, upon Licensee's written request, render the following advisory services to Licensee during the Pre-Opening Period (the "ADVISORY SERVICES"):

                  (i) advice in formulating or refining the preliminary plans and specifications for the construction of the Hotel/Casino and all related Hotel/Casino facilities, including landscaping, and in formulating or refining preliminary layouts, drawings, and designs for the interior of the Hotel/Casino and the furnishing and equipping thereof, and, in connection therewith, may recommend to Licensee layouts and other criteria and specifications for the facilities to be included in the Hotel/Casino;

                  (ii) advice as to architects, contractors, engineers, designers, decorators, landscape architects, and such other specialists and consultants as shall be necessary for completing the Hotel/Casino, provided, however, that Licensee shall not be obligated to utilize any such Person recommended by Licensor, and Licensor shall have no liability or responsibility for any act or omission of any such Person utilized by Licensee; and

                  (iii) advice in preparing budgets for the initial purchase of FF&E for the Hotel/Casino.

         It is the intention of the parties hereto that responsibility for implementation of each of the foregoing items is upon Licensee, but that Licensor shall remain available to assist Licensee in such implementation. All reasonable costs incurred by Licensor after the date hereof for up to three (3) representatives of Licensor to attend up to seven (7) meetings, including, without limitation, travel, accommodations, and other reasonable expenses incurred by Licensor in providing Advisory Services, shall be reimbursed by Licensee commencing after Licensee obtains its financing for the Project within ten (10) days following invoice therefor.

         Licensor, where practical and in its sole discretion, shall make available to Licensee Licensor's facilities for the purchase of required FF&E, and other necessary items, and may recommend to Licensee a firm or firms from which such items may be purchased. Any such purchase through Licensor's facilities shall be subject to such price mark-ups or other charges as to which Licensor and Licensee may mutually agree in each instance. Any such purchase through sources recommended by Licensor shall include an acknowledgment, in form acceptable to Licensor, specifying that the seller is not contracting with Licensor, and that Licensor is not responsible for any payment or performance by Licensee. Licensee shall not be obligated to purchase such items from the firms or sources recommended by Licensor; provided, however, that, prior to purchasing from nonrecommended sources, Licensee shall submit to Licensor such samples and/or other information with respect to the proposed purchases as shall be necessary to assure Licensor that the

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

quality, design, and safety of such items, together with their compliance with applicable Law, is at least equal to that available from sources recommended by Licensor, and that the design, appearance, and all other aspects thereof conform to the requirements of this Agreement.

         (I) LICENSOR MAY DELEGATE DUTIES. In rendering the Advisory Services, Licensor shall have the right, at its sole discretion, to be assisted by third Persons, and, accordingly, some or all of such Advisory Services which Licensor undertakes to provide under this Agreement may be provided by such third Persons. Licensor may, upon Notice to Licensee, require Licensee to pay directly to any such third Person any portion or all of any payment due to Licensor hereunder.

         (J) HARD ROCK REPRESENTATIVE. Licensor shall have the right, but not the obligation, to assign a full time or part time, representative at the Project to act as Licensor's on-site representative during the Pre-Opening Period (the "HARD ROCK REPRESENTATIVE"). The responsibilities of the Hard Rock Representative shall include acting as a liaison between Licensor and Licensee with respect to Licensor's approval rights under Sections 5(D) and 5(E) hereof and the Advisory Services to be rendered by Licensor pursuant to Section 5(G) hereof and to generally assist in the coordination of activities between Licensor and Licensee, provided that the Hard Rock Representative shall not have the authority to approve any matters requiring Licensor's approval under this Agreement.

         (K) LICENSOR ONLY AN ADVISOR. Licensee hereby acknowledges that Licensor acts only an advisory capacity for purposes of this Section 5, and Licensor shall not be responsible for the adequacy or coordination of any plans or specifications, the structural integrity of any structures or the systems thereof, compliance with applicable Laws, including, without limitation, any building code of any Governmental Authority, or any insurance requirement, or for the obtaining of any necessary Permits, all of which shall be the sole responsibility, and at the sole risk, of Licensee. Upon request by Licensor, Licensee shall supply Licensor with copies of all certificates of architects, contractors, engineers and designers, and such other similar verifications and information as Licensor shall reasonably request.

         (L) PRE-OPENING PROGRAM. Licensor and Licensee shall cooperate with each other to develop a written pre-opening program for the Project (the "PRE-OPENING PROGRAM") specifying, in reasonable detail: (i) any services to be provided by Licensor in connection with the Pre-Opening Program, as mutually agreed by the parties hereto; (ii) any sales and promotion efforts by Licensor in connection with the Pre-Opening Program, as mutually agreed by the parties hereto; (iii) appropriate inaugural ceremonies for the Hotel/Casino, all as mutually agreed by the parties hereto; and (iv) an estimate of other pre-opening costs and expenses relating to the foregoing. Licensee shall reimburse Licensor for the costs incurred by it to provide the services described in items (i) and
(ii) above, within ten (10) days after Licensor's invoice therefor, and shall otherwise be solely responsible for payment of all such pre-opening costs and expenses which are approved by Licensee with respect to the Project.

         (M) OPENING DATE. Subject to Force Majeure, the Hotel/Casino shall be in operation and open to the public not later than five (5) years following the execution of the Agreement (the "OPENING DATE"), and shall thereafter remain continuously open (during normal business hours) during the term of this Agreement.

         (N) LIMITATIONS OF PRIOR APPROVALS. Notwithstanding any other term or provision of this Agreement, the approval of any item by Licensor in accordance with this Agreement shall not constitute a waiver by Licensor of its right to insist upon strict compliance by Licensee with any of the other terms of this Agreement, or prevent Licensor from requiring Licensee to alter, remove, replace or repair any other item which was not previously approved by Licensor and which does not comply with the requirements of this Agreement or any applicable Law.

         (O) ANCILLARY AGREEMENTS. After the acquisition by Licensee of the site for the Hotel/Casino and prior to the commencement of the construction of the Hotel/Casino, Licensee and Hard Rock STP shall enter into the Lease Agreement and the Memorabilia Lease.

         (P) HOTEL MANAGER. Licensor shall have the right to approve the Person engaged as the management company for the Hotel/Casino, which Person shall have seven (7) years or more of experience in the management of two (2) or more hotel/gaming properties. Licensor's approval of the management company for the Hotel/Casino shall not be unreasonably withheld. In addition, if Full House, directly or indirectly, manages or possesses an ownership or other interest in the Person engaged as the management company for the Hotel/Casino, Licensor shall have the right to participate in the management of the Hotel/Casino on an equal basis with Full House, provided Licensor obtains (or possesses) any required gaming licenses in connection therewith.

         (Q) SALE OF SECURITIES.

                  (i) If Licensee or any of its Affiliates shall, at any time or from time to time, "sell" or "offer to sell" any "securities" issued by it through the medium of any "prospectus" or otherwise, it shall do so only in compliance with all applicable federal or state securities laws, and Licensee shall clearly disclose to all purchasers and offerees that (a) neither Licensor, nor any of its Affiliates, nor any of their respective officers, directors, agents or employees, shall in any way be deemed an "issuer" or "underwriter" of said "securities," and that (b) Licensor, its Affiliates and said officers, directors, agents and employees have not assumed and shall not have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any "prospectus" or similar written or oral communication.

                  (ii) Licensee shall deliver to Licensor three (3) draft copies of any "prospectus" or similar communication delivered in connection with the sale or offer by Licensee of any "securities" not less than (30) days prior to the filing thereof with any Government Authority or the delivery thereof to any prospective purchaser and three (3) copies of such materials in substantially final form at least five (5) days prior to the filing thereof with any Government Authority or the delivery thereof to any prospective purchaser. Notwithstanding the above, Licensor shall have the right to approve the final description of this Agreement and Licensee's relationship with Licensor hereunder, and any use of the Licensed Marks contained in such materials. Licensor's approval of the description of this Agreement and Licensee's relationship with Licensor hereunder, and any use of the Licensed Marks contained in such materials shall not constitute any judgment or determination by Licensor that such description is in compliance with applicable disclosure requirements.

                  (iii) Licensee agrees to indemnify, defend and hold Licensor and its Affiliates and their respective officers, directors, agents and employees harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the "sale" or "offer" of any "securities" of Licensee. All terms used in this Section 5(Q) shall have the same meaning as in the Securities Act of 1933, as amended.

         SECTION 6.        LEASE

         (A) LEASE OF LICENSED LOCATION. If Licensee is leasing any portion of the Licensed Location as a tenant, Licensee shall provide Licensor with a copy of all leases, use agreements or similar agreements for or relating to any real property constituting any portion of the Licensed Location or the Hotel/Casino (each, a "LEASE").

         (B) LEASE TERMS AND CONDITIONS. Licensee shall use its commercially reasonable efforts to include provisions in each Lease which permit, without lessor's consent, the assignment of all of the right, title and interest of Licensee under the Lease to Licensor or its designee.

         SECTION 7.        PERSONNEL

         (A) APPOINTMENT OF GENERAL MANAGER. Prior to the Opening Date, Licensee shall appoint a General Manager for the Hotel/Casino. Licensee shall provide Licensor with all information available to Licensee as Licensor shall reasonably request regarding the experience, qualifications and character of the individual that Licensee proposes to appoint as General Manager of the Hotel/Casino. Such appointment shall be subject to Licensor's reasonable approval.

         (B) TRAINING OF MANAGEMENT PERSONNEL. Licensee shall require the individual appointed as General Manager of the Hotel/Casino and the individuals holding the top seven (7) management positions at the Hotel/Casino to attend not more than one (1) week of initial training with respect to Licensor's methods, procedures and protocols, at Licensee's expense, and such additional training as Licensor requires from time to time for its own personnel, at a location to be designated by Licensor.

         (C) TRAINING COMPLETED. Licensee will not open the Hotel/Casino to the public until the individuals described in Section 7(B) hereof have satisfactorily completed all training required pursuant to Section 7(B).

         (D) TRAINING OF REPLACEMENT MANAGING PERSONNEL. In the event any of the individuals described in Section 7(B) ceases to be employed in such capacity by Licensee, all approval and training requirements specified in Section 7(B) shall be equally applicable to each employee replacing each such individual in such position. Licensee shall use its reasonable efforts to promptly fill any vacant Hotel/Casino management position described in Section 7(B).

         (E) FULL STAFFING; ADDITIONAL TRAINING. Licensee will retain as Hotel/Casino employees all such staff as may be required from time to time by Licensor for the proper operation of the Hotel/Casino in accordance with the terms of this Agreement and the Manuals, and will ensure that such staff (and all replacements of each member thereof) are fully trained in accordance with this Agreement and the Manuals. If and whenever required by Licensor, each Hotel/Casino employee (including gaming employees) shall attend, at Licensee's facilities, such initial and additional training with respect to Licensor's methods, procedures and protocols as may be required by Licensor from time to time. Licensor shall be responsible for its own costs and expenses in providing such training.

         SECTION 8.        ADVERTISING

         (A) ADVERTISING PRIOR TO OPENING DATE. Licensee will, prior to the Opening Date and at Licensee's expense, carry out or cause to be carried out advertising for the opening of the Hotel/Casino. Licensee shall utilize all reasonable commercial efforts to diligently promote the Hotel/Casino by advertisements on television and radio and in newspapers, magazines, telephone or trade directories, distributions to customers and potential customers in the most effective manner, point-of-service advertising material, and other forms of publication.

         (B) ADVERTISING AFTER OPENING DATE. Licensee will, subject to the provisions of this section, during each Fiscal Year, expend at least three and one-half percent (3.5%) of Total Revenues on advertising and publicity for the Hotel/Casino. Advertising, marketing and publicity expenses qualifying under this provision will include, but not be limited to, costs incurred for (i) media (television, radio and print) advertising, (ii) Casino bus and air programs,
(iii) direct mail programs, including the value of goods and services provided,
(iv) Casino slot and table club programs, (v) promotions and giveaways including tournaments, special events, drawings, and slot jackpot prizes, (vi) coupon promotions, (vii) customer transportation reimbursement, (viii) customer gifts, and (ix) complimentary goods and services provided to customers. All non-cash expenses will be valued at normal retail transfer prices as reflected in Licensee's financial statements, or at fair market value, where appropriate. Licensee shall provide to Licensor, from time to time, promptly upon request, such evidence of compliance with the requirements of this section as Licensor shall reasonably request.

         (C) ANNUAL MARKETING PLANS. Licensee shall prepare and submit to Licensor a marketing plan for the Hotel/Casino for each Fiscal Year, including, without limitation, Licensee's itemized (by category) projections of Total Revenues and other operating results. Such plan shall be submitted to Licensor no later than thirty (30) days before the beginning of each Fiscal Year.

         (D) COOPERATION WITH LICENSOR'S ADVERTISING CAMPAIGNS. Licensee will, at Licensor's request, cooperate reasonably with Licensor and Licensor's Affiliates, and other licensees of Licensor and Licensor's Affiliates, in any advertising campaign, sales promotion program or other special advertising activity in which Licensor may engage or specify from time to time.

         (E) COOPERATION WITH LICENSOR. Licensee shall publicize such information and details of Licensor' s business operations and that of Licensor' s Affiliates and other licensees of Licensor and Licensor's Affiliates in such places in the Hotel/Casino as Licensor shall from time to time reasonably require.

         (F) GLOBAL ADVERTISING FUND. Licensee shall contribute to Licensor's Global Advertising Fund, an amount equal to one-half percent (0.5%) of its Total Revenues, provided that such amount shall not exceed $500,000 per year (the "CONTRIBUTION"), provided that such obligation shall not commence until such time as Full House no longer owns a Controlling Interest in Licensee. The Contribution will be payable to Licensor quarterly, within thirty (30) days after the end of each calendar quarter, based on Total Revenues generated during the immediately preceding calendar quarter. Such Contribution shall be used to meet any and all of Licensor's costs in maintaining, administering, directing, preparing and reviewing advertising materials and programs, and to provide for worldwide advertising programs, as Licensor shall, in its sole discretion, deem appropriate for the Hard Rock Marks. Licensee recognizes that Licensor is under no obligation, in administering the Global Advertising Fund, to ensure that expenditures are proportionate to Contributions of Licensee, or that Licensee benefits directly or proportionately from the development or placement of advertising supplied by or through the Global Advertising Fund. Licensor shall not be obligated to expend all or any certain part of the Global Advertising Fund during any specific period of time or to refund any of the same to Licensee.

         (G) NO DONATIONS OR CONTRIBUTIONS. Licensee will not, except with the Licensor's prior written consent in each instance, make political or religious donations or contributions or subscriptions of any variety, and will not, except with the Licensor's prior written consent in each instance, permit any portion of the Hotel/Casino or the Licensed Location to be used by any political party or religious organization or for any political or religious purpose that is endorsed or promoted by the Hotel/Casino.

         (H) PRIOR APPROVAL OF ADVERTISING MATERIALS. No later than six (6) months prior to the Opening Date, Licensor shall provide Licensee with a branding manual which shall set forth the approved color, form and style of the Licensed Marks in advertising and marketing materials and other specified uses at the Project. All advertising carried out by Licensee utilizing the Licensed Marks shall be in accordance with Licensor's standards and guidelines therefor set forth in the branding manual. A copy of all advertisements and other promotional materials utilizing the Licensed Marks in a manner other than in accordance with the branding manual shall be submitted to Licensor prior to publication of such advertisements or use of such promotional materials. Licensee shall be legally responsible for the content of any advertising material, other than with respect to the Licensed Marks or any content directly reproduced from the branding manual, each of which shall be the legal responsibility of Licensor.

         (I) APPROVAL OF OTHER ADVERTISING. Licensee will not, in connection with any advertising of the business or operations of the Hotel/Casino, utilize any tradename, trademark, service mark or other intellectual property right other than the Licensed Rights and other rights reasonably approved by Licensor. Licensee will not advertise any product or service, or display any promotional material in the Hotel/Casino, other than with respect to the business and/or operations of the Project, provided that the foregoing shall not (i) apply to Persons leasing commercial space at the Licensed Location from Licensee, or (ii) restrict Licensee from operating and promoting "participation gaming" activities (such as "Megabucks" and "Cool Million") in the Hotel/Casino.

         (J) LICENSEE'S CROSS PROMOTIONS. Licensee agrees not to enter into any sponsorship or other similar arrangements providing for the marketing or promotion of the Hotel/Casino or the Hotel Marks or the Licensed Marks jointly with the name or trademark of another person or entity or otherwise associate any other Person's name or trademarks with the Hotel Marks or the Hard Rock Marks without the Licensor's written consent in its sole and absolute discretion, and Licensee may engage in cross promotions at the Hotel/Casino or utilizing the Licensed Marks only as approved in writing by Licensor.

         (K) INTERNET. Licensee shall not in any manner utilize the Licensed Marks on or in connection with any Internet Site, including but not limited to any utilization or display of the Licensed Marks or any derivation thereof or any trademarks, trade names, service marks, logos or designs confusingly similar thereto, or in any buried computer code, meta-tags or otherwise, except as specifically permitted herein. For purposes of this Agreement, the term "INTERNET SITE" shall include any world wide web site, USENET, newsgroup, bulletin board or other online service or any successor thereto at any electronic domain name, address or location, or any other form of online service or electronic domain name, address or location, or any other form of online service or electronic commerce whatsoever, that is accessible by persons other than Licensee's employees.

         Licensor and its Affiliates may develop and maintain, or license the development and maintenance, of an Internet Site for Branded Merchandise and other products and other Hard Rock businesses as Licensor, in its sole discretion, shall determine (a "HARD ROCK INTERNET SITE"). Licensor and its Affiliates shall have the right to utilize any Licensed Marks on and in connection with a Hard Rock Internet Site (and in any other manner whatsoever) without payment or obligation of any kind to Licensee. Licensee shall not participate in any manner in any revenues (and shall not be liable for any costs and expenses) resulting from the offer and sale of Branded Merchandise on the Hard Rock Internet Site, or by reason of any link from any Licensee Internet Site (as defined in the following paragraph) to a Hard Rock Internet Site. At Licensor's request, each advertisement of the Project shall prominently display the Internet Uniform Resource Locator (URL) of a Hard Rock Internet Site designated by Licensor to Licensee.

         In the event that Licensee develops an Internet Site for the Hotel/Casino (a "LICENSEE INTERNET SITE"), Licensee may include a simple link from that site to a Hard Rock Internet Site designated by Licensor to Licensee, provided that (i) the Hard Rock Internet Site shall not be framed or otherwise made to appear as a part of the Licensee Internet Site or any other Internet Site; (ii) such link shall not be designed so as to imply any association with or endorsement by Licensor or the Hard Rock Internet Site with the Licensee Internet Site or any other Internet Site; (iii) any use of the Licensed Marks on the Licensee Internet Site shall be subject to Licensor's approval, in its sole discretion; (iv) there are no other links on the Licensee Internet Site to any other Internet Sites that (a) are offering any merchandise utilizing any Hard Rock Marks or otherwise utilizing in any manner any Hard Rock Marks for the sale of any merchandise (other than the Hard Rock Internet Site), or are otherwise utilizing any Hard Rock Marks unless Licensee shall have obtained Licensor's prior written approval to any links to such Internet Sites; or (b) are operated by or on behalf of or otherwise promote any products or services of any person or entity that would in Licensor's judgment be prejudicial to Licensor or the Hard Rock Marks.

         SECTION 9.        STANDARDS OF QUALITY AND OPERATION

         (A) OPERATION OF HOTEL/CASINO MUST MEET QUALITY STANDARDS. Licensee will, at all times, operate the Hotel/Casino as provided for herein consistent with the high quality standards required of Licensee hereunder and in accordance with the Hotel/Casino System and Manuals.

         (B) LICENSEE'S OBLIGATIONS. Licensee shall:

                  (1) Refrain from using the Hotel/Casino, the Licensed Location or any portion thereof for any purpose other than operating a Hotel/Casino pursuant to provisions herein;

                  (2) Operate the Hotel/Casino and use the Licensed Rights in the manner prescribed in this Agreement, the Hotel/Casino System and the Manuals;

                  (3) Feature in the Hotel/Casino and on the various articles therein as approved by Licensor, and in advertising and promotional material, the names, logos, colors and other aspects of the Licensed Marks in the size, color, combinations, arrangements and manner as reasonably determined periodically by Licensor;

                  (4) Advertise or cause to be advertised the Hotel/Casino and related facilities and services and, upon the written request of Licensor, cease and desist from using or continuing to use any advertising or publicity which Licensor reasonably believes is not in the best interests of the preservation of the Licensed Rights or other related intellectual property rights of Licensor;

                  (5) Upon reasonable notice, permit Licensor or its authorized agents to enter the Hotel/Casino and the Licensed Location during regular business hours to inspect the same with respect to the Licensee's use of the Licensed Rights;

                  (6) Upon reasonable notice, permit Licensor, its authorized agents and/or its invited guests to enter the Hotel/Casino and the Licensed Location during regular business hours to tour the Hotel/Casino facilities;

                  (7) Operate the Hotel/Casino in accordance with the Hotel/Casino System, the Manuals and all applicable Laws and Permits;

                  (8) Provide to Licensor for its approval samples of staff uniforms to be used in connection with operation of the Hotel/Casino;

                  (9) Comply with the terms of the Lease Agreement and the Memorabilia Lease. Licensee shall not locate on the Licensed Location or in the Hotel/Casino any "rock and roll" memorabilia other than as permitted by the Memorabilia Lease;

                  (10) Provide Hard Rock Hotel promotional materials and other Hard Rock literature in guest rooms and other locations at the Hotel/Casino, as reasonably requested by Licensor;

                  (11) Participate in any Hard Rock approved reservation system which may be in existence from time to time, to the extent Licensee determines such participation is commercially reasonable;

                  (12) Provide Licensor with up to fifty (50) hotel room nights on a rooms-available basis at the Hotel/Casino during each calendar year, on a complimentary basis, for invited guests of Licensor in return for Licensor's reasonable efforts to provide Licensee with a comparable number of room nights on a rooms-available basis at other Hard Rock Hotels;

                  (13) Cause the Hotel/Casino staff and employees to attend such training as may be required from time to time by Licensor, as provided in Section 7 hereof;

                  (14) Cooperate with Licensor by making available to Licensor and its Affiliates, at Licensor's request, subject to availability, the facilities at the Hotel/Casino for use by Licensor as a facility for the training of Licensor's and its licensees' employees and staff in the operation and management of the Hotel/Casino System, provided that any costs arising out of such cooperation shall be borne by Licensor and such cooperation does not unreasonably interfere with the operation of the Hotel/Casino;

                  (15) Not permit third parties to use the Licensed Location in the manner prohibited by Section 2(D)(ii) of this Agreement;

                  (16) Refrain from making any alterations, changes or modifications to any Hard Rock Elements (other than repairs or replacements which are consistent with Licensor's prior approval of such Hard Rock Elements) without obtaining Licensor's prior approval, which approval may be given or withheld in Licensor's sole discretion;

                  (17) Play only the type of music (at the decibel level) prescribed by Licensor in the Manuals. Live music which is in accordance with the standards established at other Hard Rock Hotels or Hard Rock Cafe restaurants may be played within the Hotel/Casino or upon or from the Licensed Location only upon the prior consent of Licensor, which consent shall not be unreasonably withheld;

                  (18) Provide on television in guest rooms at the Hotel/Casino
         (i) at least one video music channel, and (ii) one channel provided by Licensor or its designee to provide music entertainment and information about Licensor and its affiliated and related entities; and

                  (19) Provide to Licensor a copy of the lease agreement for each lessee of commercial space at the Licensed Location prior to its execution for the purpose of verifying the compliance of such lease with the terms of this Agreement.

         (C) OPERATING COORDINATOR. At any time and from time to time during the Operating Period, Licensor may, in its sole discretion, designate an employee or representative of Licensor to act as Licensor's on-site representative at the Licensed Location (the "OPERATING COORDINATOR"). The functions and duties of the Operating Coordinator shall be as assigned by Licensor from time to time, but it is the intention of the parties that the primary duties of the Operating Coordinator shall be to: (i) review the operations of the Hotel/Casino and the use by the Licensee of the Licensed Rights, and (ii) to serve as a liaison between Licensor and Licensee in connection with Hotel/Casino System and Licensed Marks issues. Licensee shall provide to the Operating Coordinator its full cooperation to enable the Operating Coordinator to fulfill his duties as contemplated herein, including, without limitation, providing full access to the Hotel/Casino and all information relating to its operation. After the earlier to occur of (x) the date Operator ceases to manage the operations of the Hotel, and
(y) the date Licensor or one of its Affiliates ceases to own at least fifty percent of the equity interests of Operator, Licensee shall thereafter reimburse Licensor within ten (10) days following invoice therefor, for all costs and expenses incurred by Licensor in connection with the retention, training, and services provided by the Operating Coordinator pursuant to this Agreement, including, without limitation, salary, travel expenses, office space, office assistance, and supplies, and similar items, up to a maximum amount of $150,000 per year. For all purposes of this Section 9(C), travel expenses and accommodations shall include all trips to the Hotel/Casino, and, if the Operating Coordinator does not permanently reside in the city where Licensor conducts management training, two (2) trips per Fiscal Year to such city for training purposes. At its option, Licensor may replace any Operating Coordinator with a Regional Coordinator of Licensor's designation upon the same terms and conditions, including, without limitation, expense reimbursement, as are provided for in this Section 9(C).

         (D) RESERVE FUND. Licensee will establish a reserve fund of two percent (2%) of Total Revenues in the first Fiscal Year and each subsequent Fiscal Year of the term (the "RESERVE FUND"). Such Reserve Fund shall be used to refurbish and renovate the Hotel/Casino from time to time in order to maintain at least the Management Standard. Licensee shall use the Reserve Fund for (1) replacements and renewals of FF&E; (2) renovations of public areas and guest rooms; and (3) repairs to and maintenance of the Hotel/Casino's physical facilities (which costs are normally capitalized under generally accepted accounting principles), such as exterior and interior repainting, resurfacing building walls, floors, roofs, and parking lots, and replacing folding walls. Subject to the foregoing provisions, Licensee must spend the Reserve Funds for these purposes and shall not accumulate monies in the Reserve Fund when replacements, renovations or repairs are reasonably needed in order to maintain the Hotel/Casino at its highest level of operation and standard.

          (E) GAMING. Except with the Licensor's written consent, in its sole discretion, this Agreement shall prohibit Licensee from (i) accepting wagering on any aspect of professional basketball, and (ii) promoting within the Hotel/Casino or at the Licensed Location gaming by any other Person other than "participation gaming" activities (such as "Megabucks" and "Cool Million").

         (F)      QUALITY NOTICES.

                  (i) Licensor shall have the right to engage in regular surveillance of the quality of the services rendered and the products sold by Licensee under or in connection with Licensee's use of the Licensed Marks by inspecting the Hotel/Casino, and Licensee shall upon reasonable notice being given by Licensor permit duly authorized representatives of Licensor to have access to all areas of Hotel/Casino for such inspection purposes.

                  (ii) In the event that Licensor should note any failure by Licensee to maintain in any respect quality standards set forth herein, Licensor shall notify Licensee in writing as provided herein of the particular failure or deficiency noted, and Licensee shall promptly and in all events within thirty
(30) days after such notice correct the same, provided that if the nature of such failure is such that more than thirty (30) days is required to correct such failure or deficiency, then Licensee shall be in compliance with this paragraph if within such thirty (30) day period it promptly takes appropriate steps to correct such failure or deficiency and thereafter diligently pursues those steps to completion.

                  (iii) All uses of the Licensed Marks, including all signs, advertisements and promotional and packaging material, shall at all times bear appropriate trademark notices as approved in advance by Licensor in the branding manual referred to in Section 8(H) hereof.

                  (iv) The parties acknowledge that all rights of Licensor to monitor Licensee's operations, and all standards of operation set forth herein, are established solely to ensure the quality of the goods and services associated with the Licensed Marks and to protect the goodwill accrued in the Licensed Marks.

                  (v) Licensee shall not include the Hard Rock name or any Licensed Mark within its legal name or the name of any Affiliate, without Licensor's approval, which may be given or withheld in its sole discretion.

         SECTION 10.       ADDITIONAL COVENANTS OF LICENSEE

         (A) KEEP HOTEL/CASINO OPEN; OBTAIN AND MAINTAIN NECESSARY PERMITS. Subject to Force Majeure, Licensee will continuously during the term hereof keep the Hotel/Casino open (during normal business hours) for providing gaming to the public and lodging to guests in accordance with the terms of this Agreement. Licensee will obtain and maintain such gaming, liquor and other licenses and other Permits as shall be necessary to operate the Hotel/Casino in accordance with the terms hereof, including, without limitation, all required Permits in respect of music played in the Hotel/Casino. The risk of obtaining and maintaining any Permits required to develop and/or to operate the Hotel/Casino and/or the Licensed Location as contemplated herein shall be upon Licensee, and Licensor assumes no responsibility therefor.

         (B) ATTEND CONFERENCES. Licensee will, at Licensor's reasonable request from time to time, send a suitable representative at Licensee's expense to any conference arranged by Licensor which is relevant to the operation of the Hotel/Casino.

         (C) REASONABLE EFFORTS REQUIRED. Licensee will use its reasonable efforts to procure the greatest volume and value of turnover for the Hotel/Casino consistent with good service to the public and compliance with the terms of this Agreement.

         (D) MAINTENANCE OF HOTEL/CASINO. Licensee will, at all times, maintain the interior and exterior of the Licensed Location and the Hotel/Casino, and all contents thereof, in a high standard of decoration, repair, cleanliness and orderliness consistent with the Management Standard and the standards of the Hotel/Casino System and Manuals. Licensee shall make such replacements and renewals to FF&E and repairs to the Hotel/Casino's physical facilities as are necessary to maintain the Hotel/Casino at such standards. Licensee acknowledges that Licensor bears no responsibility for any renovations at the Hotel/Casino and that Licensee in all respects bears the responsibility for the conduct and adequacy of each renovation.

         (E) PARTICIPATION IN CHARITABLE CAUSES. Licensee will adopt and maintain a positive attitude towards charitable causes supported by Licensor with a view to providing facilities and assistance comparable to that provided by other Hard Rock establishments of Licensor and its Affiliates.

         (F) PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Licensee shall promptly pay when due all taxes levied or assessed, including, without limitation, individual and corporate income taxes, gaming taxes, sales and use taxes, gross receipts taxes, unemployment taxes, liquor taxes, value added taxes, personal property taxes and real estate taxes, and all accounts and other indebtedness of every kind incurred by Licensee in the operation of the Hotel/Casino and the occupation of the Licensed Location under this Agreement. This includes the prompt filing of all required tax returns and the prompt payment of all taxes and indebtedness related to, or resulting from, the operation of the Hotel/Casino and/or the occupation of the Licensed Location covered by this Agreement.

         (G) USE OF APPROVED SIGNAGE. Licensee shall not (i) erect or alter any sign or other medium of display or advertisement upon Hotel/Casino or Licensed Location utilizing the Licensed Marks, in each case, without Licensor's prior written approval, in its sole discretion, or (ii) erect or alter any other sign or other medium of display or advertisement upon Hotel/Casino or Licensed Location, in each case, without Licensor's prior written approval, which will not be unreasonably withheld; provided that the foregoing shall not apply to designation and directional signage which does not bear the Licensed Marks. Each such alteration, erection, or installation shall be made only in accordance with plans, drawings, and specifications previously submitted to and approved by Licensor.

         (H) APPEARANCE AND DEMEANOR OF PERSONNEL. Licensee shall ensure that all personnel employed or otherwise retained by Licensee or utilized by Licensee in connection with the operation of the Hotel/Casino shall, at all times, be clean, cleanly and tidily clothed and polite.

         (I) ATMOSPHERE. Licensee shall maintain an appropriate atmosphere for the Licensed Location and the Hotel/Casino and will not permit any illegal, immoral or other inappropriate activity to be conducted thereon.

         (J) PERMITS TO EFFECT PAYMENTS. Licensee will obtain all Permits necessary to effect payment of any sum due hereunder in accordance with the provisions hereof.

         (K) COMPENSATION TO PERSONNEL OF LICENSOR. Except for complimentary hotel rooms and meals and expense reimbursements payable to Licensor as provided for in this Agreement, Licensee shall not, at any time, directly or indirectly, compensate or otherwise provide remuneration, whether in cash, property, services or otherwise, to personnel, agents or employees of Licensor or any Affiliates thereof, without Licensor's prior written approval.

         (L) SOFTWARE SYSTEMS. Licensee shall use its reasonable efforts to select software systems for use at the Hotel/Casino which will interface and are otherwise compatible with the software systems used by Licensor and its Affiliates.

         (M) FRANCHISE LAWS AND REGULATIONS. Licensee and its Affiliates are sophisticated entities engaged in the business of operating hotels and/or casinos throughout the United States in accordance with applicable laws and have significant experience in the business of developing and operating hotels and/or casinos. Licensee and its Affiliates shall not initiate any claim or proceeding or take any action under, or with respect to, the franchise laws or regulations of any jurisdiction, with respect to the negotiation, execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby.

         SECTION 11.       PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED RIGHTS

         (A) LICENSED RIGHTS EXCLUSIVE PROPERTY OF LICENSOR. Subject to this Agreement, Licensee recognizes and acknowledges the exclusive rights of Licensor to the Licensed Rights and all other intellectual property rights related thereto or derived therefrom and acknowledges that all such rights are subject to the total control in their exercise by Licensor and its Affiliates. For all purposes of the relationship between Licensor and Licensee created hereunder, Licensor shall be deemed to be the sole and exclusive owner of all right, title and interest in and to the Licensed Rights in all forms and embodiments thereof, subject only to the specific rights granted to Licensee hereunder. Licensee agrees that its use of the Licensed Rights, and all associated goodwill generated by the Licensed Rights, inures to the sole benefit of Licensor in accordance with its rights in the Licensed Rights. Licensee specifically acknowledges that the exclusive rights granted to it pursuant to this Agreement shall not prevent or prohibit Licensor or any licensee thereof to commercialize or otherwise utilize (and retain all profits from) the Licensed Rights or any other intellectual property right of Licensor in any endeavor, except as otherwise provided in Section 17(B) hereof. Licensor represents and warrants to Licensee that it owns or otherwise has the right to license the registered trademarks included in the Licensed Marks but otherwise makes no representation and gives no warranty of whatsoever nature or kind with respect to the validity of, or its rights, title and interest in or to, the Licensed Rights.

         (B) LICENSEE HAS NO RIGHT OF OWNERSHIP IN LICENSED RIGHTS. Nothing contained in this Agreement shall be construed to confer upon Licensee any right to the Licensed Rights registered in the name of Licensee as proprietor or to vest in Licensee any right of ownership to the Licensed Rights, and Licensee shall not, directly or indirectly, register or cause to be registered, in any country or with any Governmental Authority or use any trademark, tradename, service mark or other intellectual property right consisting of, related to, similar to and/or deceptively similar to, any of the Licensed Rights or any other intellectual property right of Licensor or any Affiliate of Licensor.

         (C) LICENSEE WILL NOT CHALLENGE LICENSOR'S OWNERSHIP OF THE LICENSED RIGHTS. During the term of this Agreement and thereafter, Licensee will not, and will not assist any Person to: (i) challenge the validity of Licensor's ownership of, or right to license, the Licensed Rights or any registration or application for registration therefor; (ii) contest the fact that Licensee's rights under this Agreement are solely those of a Licensee and terminate upon termination or expiration of this Agreement; and (iii) represent in any manner that it has any title or right to the ownership, registration or use of the Licensed Rights in any manner except as set forth in this Agreement.

         (D) LICENSEE TO COOPERATE WHERE REQUESTED. In the event, at any time during the term of this Agreement, Licensor applies or decides to apply for registration of a trademark, tradename, service mark or other intellectual property right that is or may become a part of the Licensed Rights, Licensee will render to Licensor all reasonable assistance, at Licensor's expense, in obtaining and thereafter maintaining registration thereof (including, without limitation, the execution of all necessary registered user or similar agreements) with applicable Government Authorities.

         (E) LICENSEE'S DUTIES. With respect to use of the Licensed Rights at the Licensed Location, Licensee shall use the Licensed Rights only as permitted by this Agreement. Licensee shall not use or exploit the Licensed Marks or the Licensed Rights outside the Licensed Location, except the Licensee may engage in the promotion, advertising or marketing of the Hotel/Casino anywhere in the world. Licensee shall not have any right to assign, sublicense or franchise any of the Licensed Marks to any other persons; or develop, use, or exploit any Hard Rock Marks not expressly identified as Licensed Marks in this Agreement without the express written consent of Licensor, which may withheld in Licensor's sole discretion.

         (F) HOTEL/CASINO NAME. In the absence of Licensor's prior written consent, in each instance which may be withheld in Licensor's sole discretion, Licensee will operate the Hotel/Casino only under the Licensed Marks.

         (G) LICENSEE'S DUTIES. Licensee shall:

                  (i) Hold all goodwill generated by the Licensed Rights as trustee for Licensor.

                  (ii) Not cause or permit anything within Licensee's control to occur which may damage, endanger, or reduce the value of the Licensed Rights or any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate of Licensor, or Licensor's or such Affiliate's title thereto, or the rights of any other Licensee of Licensor or any Affiliate of Licensor thereto, or assist or suffer any other Person to do so.

                  (iii) Not interfere in any manner with, nor attempt to prohibit, the use or registration by Licensor, with applicable Governmental Authorities of the Licensed Rights or any other trademark, tradename, service mark or other intellectual property right of Licensor or any Affiliate thereof.

                  (iv) Not use any name or mark similar to or capable of being confused with the trademarks, tradenames, service marks, or other intellectual property rights included in the Licensed Rights or any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate thereof.

                  (v) Take such action in relation to the Licensed Rights as Licensor may, from time to time, reasonably require, in order to protect or promote the same, including, without limitation, the marking of any advertising material, signs, or other items bearing the Licensed Rights, in such manner as Licensor may reasonably require.

                  (vi) Give notice on all business stationery, merchandise cards, purchase order forms, guest checks, maintenance requests, invitations, employment applications and on such other items, and in such other places, as Licensor may, from time to time, reasonably require, that the Hotel/Casino is operated under license from Licensor pursuant to this Agreement and such other notices as Licensor may deem reasonably necessary to inform third parties that Licensor does not accept liability for the acts, omissions, debts, or defaults of Licensee, and promotional material and advertisements will, if Licensor reasonably requires, include a statement that the Hotel/Casino is operated under license from Licensor and such other information as Licensor may deem reasonably necessary to inform third parties that it does not accept liability for the acts, omissions, debts, or defaults of Licensee. Licensor's approval of the form and style of such notices shall not be unreasonably withheld.

         (H) LICENSEE'S DUTIES REGARDING INFRINGEMENT. Licensee will immediately notify Licensor in writing of any infringement or suspected infringement of or claim of infringement of any of the Licensed Rights or any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate thereof, or any action constituting passing off or any claim for passing off against the Licensed Rights or any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate thereof, of which Licensee becomes aware. Licensee shall not institute any legal action with respect to any infringement or suspected infringement of or claim of infringement of any of the Licensed Rights, but will, if requested by Licensor and at Licensor's expense, lend all reasonably necessary assistance in any legal action Licensor or any Affiliate thereof may institute, against any Person infringing or passing off as described herein, or suspected of doing so, or any legal action Licensor or any Affiliate thereof may defend as described herein. Licensor shall, at all times, have full control of any such proceedings.

         (I) LICENSOR'S EXCLUSIVE RIGHTS. Licensee hereby acknowledges the exclusive rights of Licensor and its Affiliates:

                  (i) to the Licensed Rights and all parts thereof, including, without limitation, all amendments and modifications thereto and all advertising matter, slogans, and similar items and ideas which may, from time to time, be used to promote the same;

                  (ii) to make such additions or modifications to the Licensed Marks, including, without limitation, the addition, renewal, or substitution of other intellectual property rights as may from time to time, in Licensor's sole judgment, be necessary to promote, improve, or protect the Licensed Marks; provided that such additions or modifications do not significantly impair the value of the Licensed Marks and Licensor shall provide Licensee with reasonable advance notice of any such additions or modifications; and

                  (iii) to take all actions Licensor deems reasonably necessary to protect and promote the Licensed Rights.

         SECTION 12.       ACCOUNTING RECORD; RIGHT TO INSPECT

         (A) REPORTING REQUIREMENTS. Licensee shall deliver, or cause to be delivered, to Licensor, the following statements:

                  (i) by Wednesday of each week, and in a form as may be prescribed by Licensor, a detailed statement of Total Revenues and Licensing Fee Revenues of the Hotel/Casino for the previous week, and such other information as may be reasonably requested by Licensor; and

                  (ii) within thirty (30) days after the end of each calendar month of operation of the Hotel/Casino, a monthly income statement for the Hotel/Casino showing the results of operation of the Hotel/Casino for the preceding month and for the year to date (including, without limitation, Total Revenues, Licensing Fee Revenues and EBITDA of the Hotel/Casino for such period), in such reasonable detail as Licensor shall require, and showing the previous month's Continuing Fees and all expenditures of Licensee pursuant to Sections 8(B) and (F) of this Agreement, for such preceding month and year to date; and

                  (iii) within one hundred twenty (120) days after the end of each Fiscal Year, audited separate and/or consolidated statements of the Hotel/Casino for such Fiscal Year certified by a firm of independent certified public accountants, showing the results of operation for the immediately preceding Fiscal Year (including, without limitation, Total Revenues, Licensing Fee Revenues and EBITDA of the Hotel/Casino for such Fiscal Year).

                  (iv) within fifteen (15) days prior to the end of each calendar quarter, a written narrative report describing the current status of the Hotel/Casino, material issues in connection with its business and operations, and Licensee's projections of Total Revenues, Licensing Fee Revenues and expenses for the ensuing calendar quarter.

         In addition, at the Licensor's request, acting reasonably, Licensee shall make available to Licensor marketing information and analyses of the Hotel/Casino and Licensed Location that Licensee prepares or utilizes, such as, but not limited to, occupancy rates and demographic information regarding customers, and shall provide to Licensor reasonable access to database information regarding customers and potential customers developed by Licensee by means of its reservation system, surveys or otherwise.

         All financial statements and reports provided for in this Section 12(A) to be submitted to Licensor shall contain a written and signed certification from the chief executive officer or the chief financial officer of Licensee, that, to the best knowledge and belief of such officer, the information contained in all such statements and reports is true, correct, and complete.

         (B) LICENSEE'S BOOKS AND RECORDS AVAILABLE TO LICENSOR. Licensee shall retain and make available to Licensor, or to the designated representatives of Licensor, upon reasonable advance Notice to Licensee, all books and records, including, without limitation, all contracts, documents, invoices, construction records, financial statements and reports, tax returns, accounting or accountants' work papers, insurance reports, computer retained information, and other items of financial and business information of or relating to the Licensed Location, the Hotel/Casino and all operations and activities thereof, as Licensor shall reasonably request (collectively, "BOOKS AND RECORDS"). Licensee shall keep all such Books and Records in all material respects in accordance with the determination of the accountants, on an accrual basis, and in accordance with GAAP, consistently applied.

         (C) LICENSOR'S RIGHT TO AUDIT. Upon reasonable advance notice to Licensee, Licensee shall permit Licensor, its accountants, attorneys and agents, to enter upon any part of the Licensed Location and the Hotel/Casino at all reasonable times during, and for a period of three (3) years following, the term of this Agreement, for the purpose of examining, inspecting, auditing and making extracts of all financial and other Books and Records of Licensee which Licensor, in its discretion, shall deem necessary or advisable. If an audit of such Books and Records discloses that Licensee has been paid less than ninety-eight percent (98%) of all Continuing Fees and other fees and payments due under this Agreement during any Fiscal Year, Licensee shall immediately pay the deficiencies, together with interest thereon at the Interest Rate, and shall also pay to Licensor immediately upon demand therefor all of Licensor's reasonable costs of such audit. If the audit discloses that ninety-eight percent (98%) or more of all Continuing Fees and other fees and payments due have been made, Licensee shall pay any deficiency immediately, together with interest thereon at the Interest Rate, and Licensor shall bear the costs of the audit.

         (D) RECORD RETENTION; DELIVERY TO LICENSOR. Licensee shall keep and preserve, at its expense, full and complete records of Total Revenues and all other Books and Records, including without limitation, tax returns, check registers, bank account records and all corporate records within such time frame as may be stipulated by applicable laws or prescribed by Licensor and shall also deliver at the Licensor's expense such additional financial, operating and other information and reports to Licensor or Licensor's designee as the parties may agree.

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

         (E) OPERATING EQUIPMENT. Licensee shall employ in the operation of the business of the Hotel/Casino such cash registers, computers, and other technical equipment as Licensor and Licensee mutually agree.

         SECTION 13.       REQUIRED INSURANCE

         (A) COVERAGE. At all times during the term of this Agreement, Licensee , at its sole cost and expense, shall procure and maintain in full force and effect each of the following insurance coverages with respect to the Project:

                  (i) DURING CONSTRUCTION. At all times during the period of construction, furnishing and equipping of the Hotel/Casino and the Project and at all times during any other period of construction (including renovations, alterations and improvements), until final completion thereof, Builder's Risk Insurance ("All Risk" or equivalent coverage) for the Project in an amount not less than the estimated cost of such construction (including "hard" and "soft" costs), written on a completed value basis or a reporting basis, for property damage, protecting Licensee and Licensor, as their interests may appear, with a deductible not to exceed $100,000 and to include rental payment coverage from the date of projected completion and extending for at least twelve (12) months thereafter.

                  (ii) PROPERTY DAMAGE INSURANCE. At all times during the term of this Agreement, "All Risk" (or its equivalent) property damage insurance for the Project protecting Licensee and Licensor, as their interests may appear, with replacement cost valuation and a stipulated value endorsement (to be provided not later than promptly following substantial completion of the Project) in an amount not less than the full replacement value thereof and including, among other things, (a) coverage for all physical loss or damage to the Project (including contents); (b) coverage for hurricane, flood and windstorm to the extent available at commercially reasonably rates, limits and deductibles; (c) no exclusions other than industry standard exclusions for property of similar size and location; and (d) provision for deductible not to exceed $100,000 (other than for hurricane, flood or windstorm, as provided above).

                  (iii) BUSINESS INTERRUPTION INSURANCE. Business Interruption Insurance for the Project on an "All Risk" basis. Such insurance shall include, among other things (a) coverage against all insurable risks of physical loss or damage, (b) coverage for hurricane, flood and windstorm to the extent available at commercially reasonable rates, limits and deductibles, (c) a deductible (for other than hurricane, flood or windstorm) of not more than $100,000 per occurrence, (d) no exclusions other than industry standard exclusions for property of similar size and location, and (e) coverage for the Continuing Fees hereunder in an amount equal to at least the Continuing Fees payable for one (1) Fiscal Year in connection with Project (as reasonably projected by Licensee for the first full Fiscal Year and thereafter based on the amounts actually paid during the most recently ended Fiscal Year).

                  (iv) LIABILITY INSURANCE. General public liability insurance protecting Licensee and Licensor against claims brought in connection with the Project for personal injury, death and damage to and theft of property of third persons, in an amount not less than $10,000,000 per occurrence, combined single limit, and designating Licensee as a named insured and Licensor as an additional insured. Such liability insurance shall include such coverage as Licensor shall reasonably require and as shall be commercially available, which shall include coverage against liability arising out of (a) the sale of liquor, wine and beer on the Project premises, (b) the ownership or operation of motor vehicles, (c) assault or battery, (d) false arrest, detention or imprisonment or malicious prosecution, (e) libel, slander, defamation or violation of the right of privacy, (f) wrongful entry or eviction,
         (g) contractual liability, and (h) completed operations. Such insurance shall contain no exclusion other than industry standard exclusions for property of similar size and location and provide for a deductible of not more than $100,000 per occurrence.

                  (v) WORKERS' COMPENSATION INSURANCE. Statutory Workers' Compensation and Disability Benefits Insurance and any other insurance required by applicable Law(s), covering all Project employees and all persons employed by Licensee, Licensor, contractors. subcontractors, or any entity performing work on or for the Project (unless and to the extent provided by such parties), including Employer's Liability coverage, all in amounts not less than the statutory minimum, except that Employers Liability coverage shall be in an amount not less than $1,000,000.

                  (vi) FIDELITY. Fidelity and dishonesty insurance, and money and securities insurance in such amounts as Licensee shall deem advisable but not less than $100,000.

                  (vii) OTHER. Such additional insurance as may be required with respect to the Project or any part thereof, together with insurance against such other risks as its now, or hereafter may be, customary to insure against in the operation of similar property, considering the nature of the business and the geographic and climatic nature of the Project's location.

         All such policies of insurance described above shall be with companies which have a Best rating of A or better and in the form of "occurrence insurance" to the extent available on a commercially reasonable basis.

         (B) INSURANCE CARRIERS; EVIDENCE OF COVERAGE. All insurance shall be in form and amounts and shall be with such companies as shall be reasonably satisfactory to Licensor. Licensee shall promptly provide Licensor with certificates of insurance evidencing all insurance coverages required of Licensee pursuant to this Section 13, and Licensee shall immediately provide, upon renewal, expiration, change, or cancellation of any insurance coverage, a new certificate of insurance to Licensor. Upon request, Licensee shall furnish to Licensor a copy of each and every such policy of insurance issued to Licensee.

         (C) DEFENSE OF CLAIMS. All liability insurance policies procured and maintained by Licensee pursuant to this Section 13 will require the insurance carrier to provide and pay for attorneys to defend any legal actions, lawsuits, or claims brought against Licensee, Licensor, or any of their respective officers, directors, agents, or employees.

         (D) LICENSOR'S RIGHTS. Licensee shall have insurance policies procured and maintained by Licensee pursuant to this Section 13 name Licensor as an additional insured, to not preclude coverage if a claim is made by one insured against other insured, to contain endorsements by the insurance carriers waiving all rights of subrogation against Licensor, and to stipulate that Licensor will receive copies of all notices of cancellation, nonrenewal or coverage reduction or elimination at least thirty (30) days prior to the effective date of such cancellation, nonrenewal or coverage change.

         SECTION 14.       TERMINATION

         (A) TERMINATION BY LICENSOR. Licensor may not terminate this Agreement prior to the expiration of its term except for "good cause", which shall mean the occurrence of any Event of Default described below. Upon the occurrence of any Event of Default, Licensor may, at its option, and without waiving its rights hereunder or any other rights available at law or in equity, including its rights to damages, terminate this Agreement and all of Licensee's rights hereunder effective immediately upon the date Licensor gives written notice of termination, upon such other date as may be set forth in such notice of termination, upon the occurrence of, or the lapse of the specified period following any one of the following Events of Default:

                  (1) If Licensee applies for or consents to the appointment of a receiver, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensee in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensee a bankrupt or insolvent or approving a petition seeking reorganization of Licensee or appointing a receiver, trustee or liquidator of Licensee or of all or a substantial part of the assets of Licensee, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                  (2) If Licensee fails to pay the Territory Fee when due as provided in Section 4(A) hereof;

                  (3) If Licensee fails to make any payment (other than the Territory Fee) due hereunder within sixty (60) days after such payment is past due, provided that if this subclause (A)(3) is triggered 3 or more times during the term of this Agreement, such sixty (60) day period shall be reduced to thirty (30) days;

                  (4) If Licensee fails to perform or commits a breach of any non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within sixty (60) days after Licensor's written notice thereof, or in the event cure within such sixty (60) day period is not possible, no termination shall be permitted by Licensor if Licensee commences cure within such sixty
         (60) day period and diligently pursues the same;

                  (5) If Licensee fails (a) to maintain all gaming licenses and permits necessary for the operation of the Hotel/Casino (other than those required of Licensor), or (b) fails to maintain any other Permits or to comply with any Laws applicable to the operation of the Hotel/Casino and/or the Licensed Location which would materially adversely affect the Licensed Rights or the ability of Licensee to comply with the provisions of this Agreement;

                  (6) If Licensee is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensor's reasonable opinion, to materially and adversely affect, the Licensed Rights, or the goodwill associated therewith; or if any employee or officer of Licensee who is not thereafter discharged by Licensee, or any other Person owning an interest in Licensee, in each case, who is required to be licensed under applicable Mississippi gaming Law(s), is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offence (even if not a crime), that is reasonably likely, in Licensor's reasonable opinion, to materially and adversely affect the Licensed Rights, or the goodwill associated therewith;

                  (7) If Licensee defaults on its obligations under the Management Agreement, the Lease Agreement or the Memorabilia Lease, and such default is not cured in accordance with the terms of such other agreement;

                  (8) If Licensee's right of possession of the Licensed Location shall be terminated at any time for any cause whatsoever, or if a Lease is terminated or expires or if the right of possession of the Licensed Location is terminated due to the Law or other action of a Governmental Authority, other than for a temporary loss of Licensee's possession as a result of Force Majeure;

                  (9) If Licensee fails to: (a) obtain approval of the site for the Licensed Location within the time period specified in Section 5(B),
         (b) obtain financing for the Project within the time period specified in Section 5(C), or (c) commence operation of the Hotel/Casino as required by Section 5(M) of this Agreement;

                  (10) If there is any violation of any transfer provision contained in Section 16 of this Agreement; or

                  (11) If Licensee, in any material respect, violates: (i) the noncompetition covenants contained in Section 17(A) of this Agreement; or (ii) the confidential information covenants contained in Section 20 of this Agreement, and, in each case, if such violation is capable of being cured, fails to cure such violation within sixty (60) days after Licensor's written notice thereof.

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

         (B) TERMINATION BY LICENSEE. Licensee may, at its option, and without waiving its rights hereunder or any other rights available at law or in equity, including its rights to damages, terminate this Agreement upon written notice of termination to Licensor, upon the occurrence of, or the lapse of the specified period following any one of the following Events of Default:

                  (1) If Licensor applies for or consents to the appointment of a receiver, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensor in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensor a bankrupt or insolvent or approving a petition seeking reorganization of Licensor or appointing a receiver, trustee or liquidator of Licensor or of all or a substantial part of the assets of Licensor, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                  (2) If Licensor fails to perform or commits a breach of any non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within sixty (60) days after Licensee's written notice thereof, or in the event cure within such sixty (60) day period is not possible, no termination shall be permitted by Licensee if Licensor commences cure within such sixty (60) day period and diligently pursues the same;

                  (3) If Licensor is unable for whatever reason to license the registered trademarks included in the Licensed Marks to Licensee as provided herein;

                  (4) If Licensor fails (a) to maintain all of its gaming licenses and permits necessary for the operation of the Hotel/Casino, or (b) fails to maintain any other of its Permits or to comply with any Laws applicable to it which would materially adversely affect the Licensed Rights or the ability of Licensor to comply with the provisions of this Agreement;

                  (5) If Licensor is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensee's reasonable opinion, to materially and adversely affect, the Licensed Rights, or the goodwill associated therewith; or if any employee or officer of Licensor who is not thereafter discharged by Licensor, or any other Person owning an interest in Licensor, in each case, who is required to be licensed under applicable Mississippi gaming Law(s), is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offence (even if not a crime), that is reasonably likely, in Licensee's reasonable opinion, to materially and adversely affect the Licensed Rights, or the goodwill associated therewith;

                  (6) If Licensor (or Hard Rock STP, with respect to the Lease Agreement) defaults on its obligations under the Lease Agreement or the Memorabilia Lease, and such default is not cured in accordance with the terms of such other agreement; or

                  (7) If Licensor, in any material respect, violates: (i) the noncompetition covenants contained in Section 17(B) of this Agreement; or (ii) the confidential information covenants contained in Section 20 of this Agreement, and, in each case, if such violation is capable of being cured, fails to cure such violation within sixty (60) days after Licensee's written notice thereof.

         SECTION 15.       LICENSEE'S OBLIGATIONS UPON TERMINATION OR EXPIRATION

         (A) TERMINATION OF USE OF LICENSED RIGHTS; OTHER OBLIGATIONS. Upon expiration or termination of this Agreement for any reason, Licensee's right to use the Licensed Rights will terminate immediately, and this Agreement shall cease and neither party shall have any further claim against the other whatsoever in respect of any matter or thing under this Agreement, except that all obligations of the parties under this Agreement which accrue or are due with respect to periods prior to, or as of, such termination or expiration, and all obligations which expressly survive the expiration or termination of this Agreement, including the provisions of Sections 19 and 20 of this Agreement, shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. In addition, Licensee will: (i) promptly upon demand therefor by Licensor and, in any event, not later than the scheduled due date thereof after any such event, pay any and all other Fees and amounts due and owing to Licensor or any Affiliate of Licensor under this Agreement; (ii) comply with all of Licensor's reasonable instructions, at Licensor's expense, with respect to the transmittal or storage of all written guidelines, advertising materials and all other printed materials pertaining to the operation of the Hotel/Casino received at any time from Licensor; and (iii) comply with other applicable provisions of this Agreement.

         (B) ALTERATION OF THE LICENSED LOCATION. Upon expiration or termination of this Agreement for any reason, or if the Licensed Location ever ceases to be used for the operation as a Hard Rock Hotel, Licensee shall, within thirty (30) days thereof at its expense, comply with all of Licensor's instructions to alter, modify and change both the exterior and interior appearance of the Hotel/Casino and the Licensed Location to remove all elements comprising the Licensed Rights from the Hotel/Casino and the Project. At a minimum, such alterations, modifications and changes to the Hotel/Casino will include: (i) removing all exterior and interior Hard Rock Hotel signage; (ii) repainting and, where applicable, recovering both the exterior and interior of the Hotel/Casino to remove distinctive colors and designs from the walls; (iii) removing all distinctive decor items, music-related memorabilia and icons and distinctive furnishings, (iv) changing the staff uniforms; and (v) immediately discontinuing the use or display of the Licensed Marks, including all usage of the Licensed Marks in connection with the advertisement and promotion of the Hotel/Casino and the Project.

         (C) TRANSFER OF TELEPHONE DIRECTORY LISTINGS. Upon expiration or termination of this Agreement for any reason, Licensor will have the absolute right to notify the telephone company and all listing agencies of the termination or expiration of Licensee's right to use all telephone numbers and all classified and other directory listings for the Hotel/Casino and to authorize the telephone company and all listing agencies to transfer to Licensor or its designee all telephone numbers and directory listings of the Hotel/Casino to the extent such phone numbers incorporate the Licensed Rights. Licensee acknowledges that Licensor has the absolute right and interest in and to all telephone numbers and directory listings associated with the Licensed Rights. The telephone company and all listing agencies may accept this Agreement as conclusive evidence of the exclusive rights of Licensor to such telephone numbers and directory listings to the extent provided herein, and this Agreement will constitute the authority from Licensee for the telephone company and each such listing agency to transfer all such telephone numbers and directory listings to Licensor. This Agreement will constitute a release of the telephone company and each such listing agency by Licensee from any and all claims, actions, and damages of Licensee for any actions taken pursuant to this subsection.

         (D) RIGHTS ASSIGNABLE. All rights of Licensor contained within Section 15(C) hereof shall be freely assignable by Licensor to any designee of Licensor.

         SECTION 16.       TRANSFER

         (A) ASSIGNMENT BY LICENSOR. This Agreement is fully assignable by Licensor, and shall inure to the benefit of any assignee or other legal successor to the interests of Licensor herein.

         (B) SALE OR ASSIGNMENT BY LICENSEE. The rights of Licensee pursuant to this Agreement are personal to Licensee. Licensor has granted a license to Licensee in reliance upon Licensee's and its principals' individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, Licensee shall not, directly or indirectly, sell, assign or otherwise transfer its ownership interest in the Hotel/Casino or the Project, or its rights under this Agreement, in whole or in part (except for the lease of commercial space at the Project customarily subject to lease or concession arrangements), in each instance, without Licensor's prior written approval, which may be exercised in its sole discretion, except: (i) as to any collateral assignment or transfer in connection with the financing of the Project, subject to Licensor's reasonable approval as provided for in Section 5(C) hereof, and
(ii) as provided in Section 16(C) hereof.

         (C) CONSENT PROCEDURES. If Licensee shall have received a bona fide written offer to sell or assign its interest in the Hotel/Casino and the Project, together with its rights under this Agreement, in whole and not in part (hereinafter referred to as "LICENSEE'S PROJECT INTEREST"), and Licensee, pursuant to the terms of such offer, desires to accept such offer, Licensee shall give written notice thereof to Licensor, stating the name and full identity of the prospective purchaser of Licensee's Project Interest, including the names and addresses of the owners of the equity interests of such prospective purchaser, the purchase price for Licensee's Project Interest, and all of the material terms and conditions of such proposed assignment or sale, together with all other information with respect thereto requested by Licensor and reasonably available to Licensee. Within thirty (30) days after Licensor's receipt of such written notice from Licensee, Licensor shall elect, by written notice to Licensee, one of the following alternatives:

                  (i) To acquire Licensee's Project Interest, or to have its designee or designees (which, in Licensor's sole discretion, may be an unrelated third party), acquire Licensee's Project Interest at the same price and upon the same terms and conditions as those set forth in the written notice from Licensee to Licensor, provided that Licensor may substitute cash for the fair market value of any non-cash consideration offered. In the event that Licensor has elected to so acquire or have its designee(s) so acquire Licensee's Project Interest in accordance with the provisions of the preceding sentence, Licensee and Licensor, or its designee(s), as the case may be, shall promptly thereafter enter into an agreement for sale of Licensee's Project Interest at the price and on the same terms aforesaid and shall consummate such transaction subject to and in accordance with the terms and conditions thereof. The closing for such transaction shall take place on the later to occur of
         (A) ninety (90) days after the date of Licensor's written notice electing to exercise its rights under this Section 16(C)(i), or (B) the fifth (5th) Business Day following Licensor's receipt of all consents, orders and approvals of any Governmental Authority applicable to such transaction; or

                  (ii) To consent or withhold consent to the sale or assignment of Licensee's Project Interest to such prospective purchaser, subject to the provisions of Section 16(D) below. Licensor's consent to a sale or assignment of Licensee's Project Interest may be given or withheld in its sole discretion, provided that if all of the following conditions are satisfied, Licensor's consent shall not be unreasonably withheld:

                           (a) At the time of Licensee's notice pursuant to
                  Section 16(C)(i) and at all times through the date of such sale or assignment, Licensee has paid all Continuing Fees and other payments due to Licensor hereunder;

                           (b) At the time of Licensee's notice pursuant to
                  Section 16(C)(i) and at all times through the date of such sale or assignment, there is no: (i) Event of Default by Licensee under this Agreement, (ii) existing defaults or events which would become an Event of Default by Licensee under this Agreement with the giving of notice and passage of time, or (iii) defaults or events which would become an Event of Default by Licensee immediately after the consummation of such sale or assignment;

                           (c) The prospective purchaser possesses management
                  ability and experience and a well-established reputation for quality management in the hotel/gaming industry or has provided by contract for the management of the Project by a Person who possesses such ability, experience and reputation, in accordance with the standards set forth in Section 5(P) hereof;

                           (d) The prospective purchaser has adequate financial
                  resources to discharge all of the obligations on its part to be performed under this Agreement as and when the same fall due (taking into account the income generated, and reasonably anticipated to be generated, by the Project);

                           (e) The identity of the prospective purchaser (and
                  its constituent partners, major shareholders, senior executive officers and other controlling Persons, if appropriate) has been disclosed to Licensor, all such Persons enjoy a reputation for integrity, honesty and veracity, and no such Person has been refused a gaming license or had a gaming licensed revoked in any jurisdiction of the United States; and

                           (f) Neither the prospective purchaser nor any of its
                  Affiliates is a HRC Competitor.

If Licensor shall fail, neglect or refuse to elect one of the alternatives set forth in Section 16(C)(i) or (ii) within the thirty (30) day period provided for above, the same shall be conclusively deemed to constitute an election and consent to the proposed sale or assignment of Licensee's Project Interest under
Section 16(C)(ii) above and the provisions thereof shall prevail as if Licensor had in writing consented pursuant thereto.

         (D) EFFECT OF SALE OR LEASE.

                  (i) It is the intent of the parties hereto that the Hotel/Casino and the Project shall at all times during the term of this Agreement be operated in accordance with the Hotel/Casino System and the terms of this Agreement. Accordingly, in the event that Licensor consents (or is deemed to have consented) to a sale or lease and assignment of this Agreement pursuant to Section 16(C) above, the prospective purchaser shall deliver to Licensor as a condition to such sale or assignment an executed written instrument, reasonably satisfactory in form and substance to Licensor and its counsel, expressly assuming and agreeing to perform all of the terms and provisions of this Agreement.

                  (ii) Licensor's consent (or deemed consent) to any sale or assignment of this Agreement shall not constitute a waiver of any claims Licensor or any Affiliate of Licensor may have against Licensee, nor shall it be deemed a waiver of Licensor's right to demand exact compliance with any of the terms or conditions of this Agreement by Licensee.

         (E) TRANSFER OF CONTROLLING INTEREST IN LICENSEE. Any transaction that results in either (i) Full House no longer holding a Controlling Interest in Licensee, or (ii) the sale, assignment, transfer (by operation of law or otherwise) or other disposition, directly or indirectly, of a Controlling Interest in Licensee, shall be deemed a sale or assignment of Licensee's Project Interest within the foregoing provisions of Section 16(B) and (C), and shall be subject to the same rights of Licensor as set forth in said Section 16(C) with respect to such sale or assignment. Licensee from time to time, upon Licensor's written request, shall furnish Licensor with a list of the names and addresses of the owners of the equity interests in Licensee; and in the event of a contemplated sale or other disposition of a Controlling Interest in Licensee, Licensee shall forthwith notify Licensor in writing of such sale or other disposition and of the names and addresses of the transferee or transferees of such Controlling Interest.

         (F) TRANSFER FEES. As a condition to any consent by Licensor to the sale or assignment of Licensee's Project Interest, Licensee shall and does hereby agree to pay the sum of $50,000 to Licensor at the time of such sale or assignment of Licensee's Project Interest as a transfer fee for the granting and processing of Licensor's consent to such transfer.

         (G) BREACH. In the event of any failure by Licensee to satisfy any terms and conditions of this Section 16, consent to any sale, assignment or other transfer by Licensee of its interest in the Hotel/Casino or the Project, and/or its rights under this Agreement may be withheld by Licensor and any such sale, assignment, and/or transfer for which Licensor has not given its consent shall constitute an Event of Default hereunder.

         SECTION 17.       NON-COMPETITION

         (A)      BY LICENSEE.

                  (i) During the term of this Agreement, Licensee and its Affiliates shall not, directly or indirectly, own, operate, or have any other interest in: (A) a restaurant, hotel, hotel/casino or casino within the Competitive Territory which is owned, operated or licensed by a HRC Competitor,
(B) a Planet Hollywood restaurant, hotel, hotel/casino or casino within the United States, (C) a Music-Themed restaurant, hotel, hotel/casino or casino within the United States, or (D) any Hard Rock Cafe, Hard Rock Hotel and Casino or Hard Rock casino, except for the Project. For purposes hereof, "Music-Themed" shall mean a facility (including a hotel) that includes in its name, is licensed or endorsed by, or has a substantial portion of its design based on, or is otherwise identified with, music, any genre of music (E.G., blues, jazz or rock `n roll, any musician, musical personality or musical group).

         Notwithstanding the foregoing, Licensee may, at its option, develop, own and operate a Music-themed hotel, hotel/casino or a casino with a "Rat Pack" theme (I.E., a concept incorporating as its primary theme the personalities of Frank Sinatra, Dean Martin and Sammy Davis, Jr.) within the United States (a "COMPETING FH PROJECT"), provided that Licensee offers Licensor a reasonable opportunity to purchase up to fifty percent (50%) of the equity interests in the Person owning such Competing FH Project upon terms and conditions no less favorable to those provided to any other equity investor in the Person owning such Competing FH Project.

                  (ii) Licensee shall not operate or permit any other Person to operate at the Licensed Location: (a) a restaurant owned, operated or licensed by a HRC Competitor, or (b) a gift shop or other clothing or merchandise store which sells clothing depicting the geographic location of the Project or merchandise bearing the trademarks of a HRC Competitor. Licensee agrees that it shall include in its leases for the Project a clause prohibiting or preventing the use of operation thereof in a manner which would violate the provisions of this section and that Licensor shall be deemed to be a third party beneficiary of such lease clause.

                  (iii) If Licensee desires to sell or otherwise transfer any portion of the real property of the Licensed Location, then prior to such sale or transfer Licensee shall cause a restrictive covenant to be filed against such parcel prohibiting the use of such property for (A) a Planet

Hollywood, Motown Cafe, House of Blues, Rainforest Cafe, Country Star, or Harley Davidson Cafe restaurant, hotel, hotel/casino or casino, or (B) a Music-Themed restaurant, hotel, hotel/casino or casino.

         (B)      BY LICENSOR.

                  (i) During the term of this Agreement, Licensor shall not license, develop, own or operate, directly or indirectly, through its Affiliates or otherwise: (a) any Hard Rock Hotel with a casino or a Hard Rock casino within the Competitive Territory or otherwise permit the Hard Rock name to be used by casino/gaming properties within the Competitive Territory, provided that the foregoing shall not restrict Licensor and its Affiliates and licensees from advertising or distributing coupons or other promotional materials at a casino/gaming property within the Competitive Territory, (b) any Hard Rock Hotel (without a casino) within the Territory, within Desoto County or Tunica County, Mississippi, or in connection with or within 1,000 feet of a casino/gaming property within the Competitive Territory, (c) any Hard Rock Cafe in connection with or within 1,000 feet of a casino/gaming property within the Competitive Territory, or (d) any Hard Rock Live! facility within the Territory or for a period of five (5) years after the date of this Agreement within the city limits of New Orleans, Louisiana, except, in each case, for the Project; provided, however, that the development, ownership and/or operation of a Hard Rock Hotel or Hard Rock Cafe on a site within 1,000 feet of a casino/gaming property shall not constitute a violation of the noncompetition restrictions applicable to Licensor set forth herein so long as Licensor or one of its Affiliates has purchased or leased such site or executed a license for the development and operation of a Hard Rock Hotel or Hard Rock Cafe on such site prior to the public announcement that a casino/gaming property will be developed within 1,000 feet of such site.

                  Notwithstanding the provisions of Section 17(B)(i)(a) above, Licensor may, at its option, develop, own and operate or otherwise have an interest in a Hard Rock Hotel/Casino or a Hard Rock casino within the Competitive Territory (a "COMPETING HR PROJECT"), provided that Licensor either
(i) obtains the written consent of Licensee, or (ii) offers Licensee a reasonable opportunity to purchase up to fifty percent (50%) of the equity interests in the Person owning such Competing HR Project and otherwise participate in such project on comparable terms and conditions as the Project, with Licensor receiving fees comparable to those in the Project, and provided further that if the Competing HR Project involves gaming aboard a cruise liner sailing out of New Orleans, Louisiana (the "New Orleans Project"), Licensor shall only be required to offer Licensee a reasonable opportunity to purchase up to twenty percent (20%) of the equity interests of the Person owning the New Orleans Project, upon terms and conditions no less favorable than those provided to any other equity investor in the New Orleans Project.

                  (iii) Licensor has advised Licensee that Peter Morton has the right to build Hard Rock Hotel and/or Casinos in the State of Louisiana and other locations west of the Mississippi River. Licensee acknowledges and agrees that the exercise of such rights shall not constitute a violation of the non-competition restrictions applicable to Licensor set forth herein.

         (C) NECESSITY OF NONCOMPETITION RESTRICTION; INJUNCTIVE RELIEF. Each party agrees the provisions of this Section 17 are necessary to protect the legitimate business interests of the other party, its Affiliates and other licensees of Licensor and its Affiliates (collectively, the "PROTECTED PERSONS"), including, without limitation, and as applicable, preventing the unauthorized dissemination of marketing, promotional and Confidential Information to competitors thereof and preventing damage to and/or loss of goodwill associated with the Licensed Rights and other intellectual property rights of Licensor. Each party specifically acknowledges that damages alone cannot adequately compensate for a violation by such party of the requirements of this Section 17, and that injunctive relief is essential for the protection of the Protected Persons. Each party agrees that if the other party alleges any violation of any covenant contained within this Section 17, the non-breaching party will have the right (notwithstanding Section 18 hereof) to petition a court of competent jurisdiction for injunctive relief, in addition to all other remedies that may be available. The party seeking such injunctive relief will not be required to post a bond or other security for any injunctive proceedings.

         SECTION 18.       DISPUTE RESOLUTION

         (A)      ACCOUNTING/ FEE DISPUTES.

                  (i) Any dispute regarding any accounting issues hereunder, including, without limitation, the calculation of: (a) Licensing Fee Revenues and the Continuing Fees paid or payable by Licensee hereunder, (b) Total Revenues, (c) the Required EBITDA, the Target EBITDA, or the Section 4(D) Payment, or (d) the purchase price set forth in Section 21(B) hereof, shall be resolved in the following manner: Licensor and Licensee shall use their reasonable efforts with the assistance of their respective independent public accountants to resolve such dispute. If such persons are unable to resolve the dispute within thirty (30) calendar days after receipt by either party of a notice identifying the nature of such dispute (the "DISPUTE NOTICE"), then the issues raised by the Dispute Notice shall be resolved by any nationally recognized firm of certified public accountants mutually acceptable to Licensor and Licensee (the "ACCOUNTING REFEREE"). Such person shall act as an expert and not as an arbitrator. If within forty-five (45) days after receipt by either party of the Dispute Notice, the parties are unable to agree on an Accounting Referee, then each party shall pick an internationally recognized firm of certified public accountants and such firms shall select the Accounting Referee. The parties shall use reasonable efforts to cause the Accounting Referee to promptly resolve such issues. Such determination shall be made within thirty
(30) calendar days after the date on which the Accounting Referee receives notice of the dispute, or as soon thereafter as possible. Such determination shall be final and binding upon the parties and shall not be subject to appeal. The fees, costs and expenses of the Accounting Referee in conducting such review (if any) shall be shared fifty percent (50%) by Licensor and fifty percent (50%) by Licensee.

                  (ii) If the final resolution of any Dispute as provided above results in an additional payment by one party hereto to the other party hereto , then the party owing such additional payment shall pay such amount to the other party hereto, together with Interest thereon from the relevant due date, within fifteen (15) days of the date on which the final determination is agreed or determined.

                  (iii) The right of Licensor to dispute Licensee's calculation of the amount of: (a) Licensing Fee Revenues and the Continuing Fees paid or payable by Licensee hereunder, (b) the Required EBITDA, the Target EBITDA, and the Section 4(D) Payment paid or payable by Licensor hereunder, or (c) any other payment due hereunder, shall, in each case, terminate three and one-half (3.5) years after the date each such payment was due.

         (B)      OTHER DISPUTES.

                  (i) All other disputes, disagreements, controversies or claims (a "DISPUTE") between Licensor and Licensee arising out of or relating to this Agreement, except for matters involving the Hard Rock Elements or matters that are stated to be in a party's "sole discretion" or as otherwise expressly provided herein to the contrary, shall be resolved by arbitration administered by the American Arbitration Association ("AAA") as provided in this Section 18(A)(2) and the Commercial Arbitration Rules of the AAA (the "AAA RULES") in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then current AAA Rules are inconsistent with the provisions of this Section 18(B), in which event the terms hereof shall control. The arbitration shall be governed by the United States Arbitration Act and this
Section 18(B), and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction.

                  (ii) If either party hereto asserts that a Dispute has arisen, such asserting party shall give prompt written notice (or notice as otherwise provided herein) thereof to the other party and to the AAA. Any arbitration pursuant to this Section 18(B) shall be conducted in Atlanta, Georgia or such other place as the parties agree.

                  (iii) The arbitration shall be conducted by three (3) arbitrators, which arbitrators shall be selected in accordance with the AAA Rules, and at least one (1) of whom (but no more than two (2) of whom) shall have had experience in the management and/or operation of hotel/casinos, or as a consultant in connection with the management and/or operation of hotel/casinos. Notwithstanding the above, if the Dispute at issue is for a liquidated amount not in excess of $500,000, adjusted for inflation, then the arbitration shall be conducted by one (1) arbitrator in accordance with the AAA Rules for Expedited Procedures, and which arbitrator shall be selected in accordance with AAA Rules for Expedited Procedures, and which arbitrator shall have experience in the management and/or operation of hotel/casinos.

                  In connection with any arbitration proceeding pursuant to this
Section 18(B), (a) no arbitrator shall have been employed or engaged by a party hereto within the previous five (5) year period, (b) each arbitrator shall be neutral and independent of the parties to this Agreement, (c) no arbitrator shall be affiliated with any party's auditors, (d) no arbitrator shall be employed by any hotel or casino operator or an Affiliate of any hotel or casino operator, and (e) no arbitrator shall have a conflict of interest with (including, without limitation, any bias towards or against) a party hereto. As used in this Agreement, the term "arbitrator" or "arbitrators" shall mean the one (1) member arbitration panel or the three (3) member arbitration panel, as applicable, described herein.

                  (iv) The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based. The arbitrators shall not have the power to modify this Agreement. The award may not include, and the parties hereto specifically waive, any right to an award of (a) special, incidental or consequential damages arising out of claims based upon any breach occurring prior to the Opening Date, (b) punitive damages, or (c) attorneys' fees and costs. Accordingly, each party hereto shall bear its own attorneys' fees and costs incurred in connection with any arbitration proceeding. Unless otherwise specifically provided in this Agreement, the fees and costs of the arbitrators shall be borne equally by the parties hereto.

                  (v) The arbitrators may consolidate proceedings with respect to any Dispute under this Agreement with proceedings with respect to any related controversy, provided that any parties to such controversy who are not parties to this Agreement consent to such consolidation.

                  (vi) The parties hereto will cooperate in the exchange of documents relevant to any Dispute. Deposition or interrogatory discovery may be conducted only by agreement of such parties or if ordered by the arbitrators. In considering a request for such deposition or interrogatory discovery, the arbitrators shall take into account that the parties hereto are seeking to avoid protracted discovery in connection with any arbitration proceeding hereunder.

                  (vii) The obligation herein to arbitrate shall not be binding upon either party with respect to (a) claims relating to either party's rights to ownership of such party's trademarks, trade names, service marks, logos, commercial symbols, slogans, trade dress, or other intellectual property rights, or other matters materially affecting such intellectual property rights, which claims may be adjudicated in a court of competent jurisdiction, or (b) requests for temporary restraining orders, preliminary (and final) injunctions, or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary to prevent a default that would result in irreparable injury pending resolution by arbitration of the actual dispute between the parties.

         SECTION 19.       INDEMNIFICATION

         (A) INDEMNIFICATION BY LICENSOR. Licensor shall Indemnify Licensee from, against and in respect of any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) ("CLAIMS") incurred by Licensee by reason of: (i) any breach by Licensor of any covenant or agreement made by it in this Agreement, (ii) any trademark infringement claim as a result of its use of the Licensed Marks, or (iii) any act or omission of Licensor or its Affiliates or any of their respective employees which constitutes gross negligence or willful misconduct.

         (B) INDEMNIFICATION BY LICENSEE. Licensee shall Indemnify Licensor and its Affiliates and all of their respective directors, officers, employees, agents and representatives from and against all Claims incurred by any of them by reason of: (i) any breach by Licensee of any covenant or agreement made by it in this Agreement, (ii) any act or omission of Licensee or any officer, employee or agent of Licensee, whether or not incurred or committed in the operation of the Hotel/Casino or the Project, (iii) any failure by Licensee to provide all of the services contracted for in connection with the operations of the Hotel/Casino and the Project, to honor and fulfill all obligations of Licensee under any contract, commitment or obligation of Licensee, or (iv) the operation of the Hotel/Casino and the Project, including any death or personal injury or property damage occurring at the Hotel/Casino or the Project, unless such death, injury or damage was caused by the gross negligence or willful misconduct of Licensor or its Affiliates or any of their respective employees.

         (C) METHOD OF ASSERTING CLAIMS. Whenever any Claim shall arise for indemnification under this Section 19, the indemnified party will give prompt written notice to the indemnifying party of such Claim, stating the nature, basis and (to the extent known) amount thereof, and shall cooperate fully in the defense, settlement or compromise of such Claim; provided that failure to give prompt notice shall not jeopardize the right of the indemnified party to indemnification unless such failure shall have materially prejudiced the ability of the indemnified party to defend such Claim. The indemnifying party shall have the sole right to select counsel for the defense of such Claim, subject to the approval of the indemnified party (which approval shall not be unreasonably withheld) and to control the defense, settlement or compromise of such Claim. The indemnified party shall have the right to participate in (but not control) the defense of any such Claim, with its counsel and at its own expense. The indemnified party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party. The indemnifying party shall obtain the prior written approval of the indemnified party (which approval may not be unreasonably withheld) before ceasing to defend against such third party claim or entering into any settlement or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any indemnified party and no indemnifying party will, without prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought thereunder (whether or not any such indemnified party is a party to such Claim, action or cause of action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of all such indemnified parties from all liability arising out of such Claim, action, suit or proceeding.

         (D) SURVIVAL. The provisions of this Section 19 shall survive the termination of this Agreement for any reason.

         SECTION 20.       CONFIDENTIAL INFORMATION

         Except as provided in this Agreement, each party shall disclose Confidential Information to the other party solely on the condition that the recipient and its Affiliates agree, and the recipient, individually and on behalf of its Affiliates hereby agrees, that at all times during and after the term of this Agreement, the recipient and its Affiliates (i) shall not use the Confidential Information in any other business or capacity, (ii) shall maintain the absolute confidentiality of the Confidential Information, (iii) shall not distribute to third parties copies of any portion of the Confidential Information which is disclosed in written or tangible form, and (iv) shall adopt and implement reasonable procedures to prevent the unauthorized use or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure thereof by the recipient's employees and

Affiliates who may have access to the Confidential Information. In the event that either party is required through legal process to disclose any Confidential Information, such party may do so, provided that the disclosing party gives the other party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is reasonably practicable.

         Each party acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of the disclosing party, do not cause the recipient of the Confidential Information undue hardship, and that any violation of the provisions of this Section will result in irreparable injury to the disclosing party and its Affiliates and that, therefore, the disclosing party shall be entitled to preliminary and permanent injunction relief in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which the disclosing party may be entitled.

         SECTION 21.       OPTION TO ACQUIRE HOTEL/CASINO

         (A) OPTION TO ACQUIRE HOTEL/CASINO. At any time during the third Operating Year (the "OPTION PERIOD"), Licensor will have the option, in its sole discretion, to purchase Licensee's Project Interest, which shall include: (i) the Hotel/Casino, including all related improvements, (ii) all real property constituting the Licensed Location , and (iii) all other assets of Licensee related to the Hotel/Casino. Licensor shall exercise such right by written notice to Licensee at any time during the Option Period. Licensor and Licensee shall each, at their own expense, use their best efforts to secure all necessary third party consents, including, without limitation, all Permits necessary to effect any such transfer; provided, however, that Licensor may, at its option, extend closing for a period necessary to secure all such consents and Permits.

         (B) PURCHASE PRICE. The purchase price for Licensee's Project Interest will be an amount equal to (i) seven, multiplied by (ii) the sum of (a) Licensee's EBITDA (after deducting any rent or similar expense relating to the lease of any portion of the real property (other than tidelands) of the Licensed Location by Licensee as a tenant) for the second Operating Year, (b) the Continuing Fees paid by Licensee to Licensor for the second Operating Year, and
(c) the Management Fees paid pursuant to the Management Agreement for the second Operating Year, in each case, based on the financial reports prepared and delivered to Licensor pursuant to Section 12 of this Agreement; provided that the purchase price shall in no event be less than $330 million. Within ninety
(90) days after the end of the second Operating Year, Licensee shall deliver to Licensor its calculation of Licensee's EBITDA for the second Operating Year and the purchase price as provided herein. Any disputes between Licensor and Licensee regarding the calculation of the purchase price for Licensee's rights in the Project shall be resolved as provided in Section 18(A) hereof.

         (C) CLOSING. The closing under this Section 21 shall take place on the later to occur of (i) ninety (90) days after the date of Licensor's written notice exercising its option pursuant to Section 21(A) hereof, or (ii) the fifth
(5th) Business Day following Licensor's receipt of all consents, orders and approvals of any Governmental Authority applicable to such transaction. At the closing, (a) Licensee shall provide to Licensor (or its designee) good, marketable and indefeasible title to all of the assets comprising its interest in the Project, free and clear of any mortgages, claims, liens or encumbrances, and local custom shall be followed as to the formalities of any transfer, documentation, closing costs and closing logistics, and (b) Licensor (or its designee) shall pay the purchase price to Licensee.

         SECTION 22.       GENERAL PROVISIONS

         (A) ENTIRE AGREEMENT. This Agreement, the Management Agreement, the Operating Agreement, the Investment Agreement, the other documents referred to herein, and the attachments hereto, if any, constitute the entire, full and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Licensee to execute this Agreement. No representations, inducements, promises, or agreements, oral or otherwise, not embodied in this Agreement (as defined in the preceding sentence) or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise. Except as otherwise provided in this Agreement, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

         (B) NOTICES. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (collectively "NOTICES"), required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and personally delivered, or sent by facsimile (with a confirming copy mailed by international air mail), or by a recognized overnight courier service, or by registered international air mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

            If to Licensee, to:   Full House Mississippi, LLC
                                  c/o Full House Resorts, Inc.
                                  2300 W Sahara Avenue
                                  Suite 450, Box 23
                                  Las Vegas, Nevada 89102
                                  Attention: Mr. Gregg R. Giuffria
                                                and Mary V. Brennan
                                  Telephone No.: (702) 221-7800
                                  Facsimile No.: (702) 221-8101

            If to Licensor, to:   Hard Rock Cafe International (USA), Inc.
                                  5401 Kirkman Road, Suite 200
                                  Orlando, Florida 32819
                                  Attention: Vice President, Business Affairs
                                  Telephone No.: (407) 351-6000
                                  Facsimile No.: (407) 363-7128

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

                  with copy to:    The Rank Group Plc
                                   6 Connaught Place
                                   London W2 2E2 England
                                   Attention: Mr. Douglas Yates
                                   Telephone: 011-44-171-706-1111
                                   Telecopier: 011-44-171-262-0354

                  with copy to:    Lord, Bissell & Brook
                                   115 S. LaSalle Street
                                   Chicago, Illinois 60603
                                   Attention: Wesley S. Walton, Esq.
                                   Telephone: 312-443-0700
                                   Telecopier: 312-443-0336

Notices shall be deemed received on the date of delivery if personally delivered, two (2) business days after sending if sent by facsimile or overnight courier service, or seven (7) business days after sending if sent by registered international air mail.

         (C) INDEPENDENT CONTRACTOR STATUS. This Agreement does not create a fiduciary relationship between the parties hereto, and Licensee is and shall, at all times, remain an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other party for any purpose. During the term of this Agreement, Licensee shall hold itself out to the public only as an independent contractor operating the business pursuant to a license from Licensor.

         (D) SURVIVAL. Any covenant, representation, warranty, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

         (E) SEVERABILITY. Except as expressly provided to the contrary elsewhere herein, each section, part, term and/or provision of this Agreement shall be considered severable and shall be construed as independent of any other section, part, term and/or provision of this Agreement. If, for any reason, all or any part of any section, part, term and/or provision herein is held to be invalid, unenforceable, or in conflict with any applicable law by a court or properly convened arbitrators having valid jurisdiction in an unappealed final decision to which Licensor is a party or by which Licensor may be bound, such shall not impair the operation of, or have any other effect upon, any other section, part, term and/or provision of this Agreement as may remain otherwise valid and enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, part, terms and/or provisions shall be deemed limited by construction in scope and effect to the minimum extent possible to render the same valid and enforceable.

         (F) WAIVERS. No failure by any party hereto to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument signed by the party to be charged therewith. No waiver of any breach of any covenant, agreement, term or provision of this Agreement shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect.

         (G) NO WARRANTIES OR GUARANTEES. Licensor makes no warranties or guarantees upon which Licensee may rely, and assumes no liability or obligation to Licensee, by providing any waiver, approval, consent or suggestion to Licensee in connection with this Agreement, or by reason of any delay, or denial of any request therefor. Licensee, in executing this Agreement, has not relied upon any representation or warranty of Licensor that the business operations to be conducted at the Hotel/Casino will be successful, or that any specific level of profit will be achieved.

         (H) CONSENTS AND APPROVALS.

                  (i) All consents and approvals which may be given under this Agreement shall be in writing. Unless a different standard is specified in a particular term or provision of this Agreement, any provision of this Agreement which specifies that a consent or approval by Licensor shall not be "unreasonably withheld or delayed", must be "reasonably" given, or words of similar effect, shall entitle Licensor, in granting or withholding any such consent or approval, to consider the economic considerations of Licensor, the application of Licensor policies and procedures, public relations and publicity concerns of Licensor and Licensee, and Laws applicable to Licensor and Licensee.

                  (ii) If, pursuant to this Agreement, any consent or approval by either party which may not be unreasonably withheld is alleged to have been unreasonably withheld, conditioned or delayed, then any dispute as to whether such consent or approval has been unreasonably withheld, conditioned or delayed shall be settled by arbitration in accordance with Section 18 hereof. In the event there shall be a final determination that such consent or approval was unreasonably withheld, conditioned or delayed so that such consent or approval should have been granted, the consent or approval shall be deemed granted and the party requesting such consent or approval shall not be entitled to damages or any other relief resulting therefrom.

         (I) INFORMATIONAL MATERIALS. In furtherance of the respective rights of the parties contained within this Agreement, including, without limitation, any right of approval or consent, or, in the case of Licensee, to exploit the Licensed Rights granted hereunder to Licensee, each party shall be entitled to receive from the other all materials and information in the possession or control of the other party reasonably requested to enable the requesting party to exercise the rights granted to such requesting party hereunder.

         (J) EXPENSES. Except to the extent otherwise provided herein, each party hereto will bear its own costs, expenses and fees, including, without limitation, the fees and expenses of their respective legal counsel, in connection with the negotiation, preparation and execution of this Agreement, and in connection with all due diligence reviews and investigations conducted by such party prior to the execution of this Agreement.

         (K) FORCE MAJEURE. If by reason of war, riots, civil commotion, labor disputes, strikes, lockouts, inability to obtain labor or materials, fire, hurricane, windstorm, flooding, or other acts or elements, accidents, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond the control of a party hereto, such party is unable to perform in whole or in part its obligations under this Agreement, then in such event such inability to perform, so caused, shall not make such party liable to the other. Upon the occurrence of such an event, Licensor shall seek to determine the impact, if any, that such occurrence shall have upon the rights and obligations of the parties under this Agreement. Any disagreement regarding such rights and obligations shall be referred to the Chief Executive Officer of Licensee and the President and Chief Executive Officer of Licensor for final resolution in writing signed by each of them. In the event that such persons are unable to so resolve the disagreement, then they shall seek alternative means to resolve the dispute, provided that if the parties cannot otherwise resolve that dispute within a reasonable period under the circumstances, then the parties shall not be precluded from pursuing the procedures set forth in Section 18 of this Agreement.

          (L) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Except as otherwise specified in this Agreement, no provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other Person, and all terms and provisions hereof shall be personal solely among the parties to this Agreement and their proper successors and assigns.

         (M) INFLATION ADJUSTMENT. Whenever any provision of this Agreement or the Exhibits hereto requires that an amount be adjusted for inflation, such adjustment shall be based upon the "Inflation Index" (as defined below). The amount of the adjustment shall be determined by multiplying the amount which is the subject of the escalation by a fraction the denominator of which is the "Inflation Index" for the month from which such adjustment shall be made (the "BASE MONTH"), and the numerator of which is the "Inflation Index" for the month immediately prior to the month in which the adjustment for inflation shall be made (the "ADJUSTMENT MONTH"), provided that if the percentage change from the Base Month to the Adjustment Month is negative, it shall be deemed to be zero for purposes of making calculations hereunder.

         For purposes of this paragraph, the Inflation Index shall mean the U.S. City Average Price Index for All Urban Consumers for All Items (Base Year 1982 -1984) as published by the United States Department of Labor, Bureau of Labor Statistics; provided that if such index is discontinued or is unavailable, then the parties will substitute therefor a comparable index for use in calculating changes in the cost of living or purchasing power of consumers published by any other governmental agency, major bank, financial institution or university or by another recognized financial publication, with such adjustments as shall be reasonably necessary to produce substantially the same results as would have been obtained under the unavailable index.

         (N) ASSIGNMENT. Subject to the provisions of Section 16 hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

         (O) HEADINGS. The section and other headings contained herein are for convenience of reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         (P) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (Q) PUBLIC ANNOUNCEMENTS. No notices to third parties or other publicity, including press releases, concerning the existence of this Agreement or any of the transactions contemplated hereby shall be made by either party hereto or their respective Affiliates unless agreed to by each of the parties hereto, except to the extent required by law. Notwithstanding the above, no notices or other public announcements regarding this Agreement shall be made by either party until after Licensee's acquisition of the site for the Hotel/Casino.

         (R) NO SOLICITATION. Licensor and Licensee, on behalf of itself and its Affiliates, each agree not to, directly or indirectly, solicit the employment of any individual who has an active management position with the other party hereto or any of its Affiliates, without the written consent of the other party hereto, which consent may be granted or withheld in the other party's sole discretion.

         (S) FRANCHISE LAWS NOT APPLICABLE. It is the intention of the parties that the negotiation, execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby not trigger or be subject to the franchise laws and regulations of any jurisdiction.

         (T) CUMULATIVE REMEDIES. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         (U) APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the internal laws of Florida, without reference to the principles of comity or conflicts of law thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date first set forth above.

                          LICENSOR:

                          HARD ROCK CAFE INTERNATIONAL (USA), INC.


                          By:_______________________________
                          Name:____________________________
                          Its:_______________________________

                          LICENSEE:

                          Full House Mississippi, LLC

                          By:  AEP & FHR LLC, its sole member

                             By:   Full House Resorts, Inc., a member


                                   By:_______________________________
                                   Name:____________________________
                                   Its:_______________________________


                             By:   Allen E. Paulson, a member


                                   ----------------------------------
                                   Allen E. Paulson

                                    EXHIBIT A

                                 LICENSED MARKS


         Set forth below are the Licensed Marks within the defined term "Licensed Rights" that may be used at Hotel/Casino.

         1.    HARD ROCK HOTEL, Registration No. 1,909,483 for hotel services.

         2. HARD ROCK HOTEL and Design, Registration No. 2,029,859 for hotel services, as attached hereto.

         3.    HARD ROCK LIVE

         2.    HARD ROCK LIVE and Design, as depicted on the following page.


         The following word marks may also be used in association with the Licensed Marks described above:

                  Love All, Serve All

                  Save the Planet

                  Take Time to Be Kind

                  All is One

                  No Nuclear Weapons or Drugs

                                       i